                                                                   EXHIBIT 10.18

                                                                  EXECUTION COPY



                               MEMBERS AGREEMENT


                                by and between


                      GRUPO INDUSTRIAL ZAGA, S.A. de C.V.

                                      and


                         DAN RIVER INTERNATIONAL LTD.


                                  Dated as of


                                January 5, 2000

                               TABLE OF CONTENTS

                                                                                                Page
ARTICLE I      DEFINITIONS....................................................................     1
     1.1       Definitions....................................................................     1
     1.2       Other References...............................................................     1
     1.3       Governing Language.............................................................     2
ARTICLE II     BASIC STRUCTURE OF COMPANY.....................................................     2
     2.1       Formation of the Company.......................................................     2
     2.2       Name...........................................................................     2
     2.3       Place of Business..............................................................     2
     2.4       Purpose........................................................................     2
ARTICLE III    CAPITAL, CAPITAL INTERESTS AND FUNDING.........................................     3
     3.1       Capital of the Company.........................................................     3
     3.2       Mandatory Member Funding.......................................................     3
     3.3       Priority Subscription Rights...................................................     3
     3.4       Subscription...................................................................     3
ARTICLE IV     BOARD OF MANAGERS..............................................................     4
     4.1       Board of Managers..............................................................     4
     4.2       Alternate Manager..............................................................     4
     4.3       Term and Vacancies.............................................................     4
     4.4       Meetings and Agenda............................................................     4
     4.5       Quorum and Decisions...........................................................     5
     4.6       Powers of the Board of Managers................................................     5
     4.7       Execution of Documents.........................................................     6
     4.8       Compliance.....................................................................     6
     4.9       Remuneration...................................................................     6
ARTICLE V      MEETING OF MEMBERS.............................................................     6
     5.1       Members Meeting................................................................     6
     5.2       Calling a Members Meeting; Agenda..............................................     6
     5.3       Related Matters................................................................     7
     5.4       Quorum for Members Meeting.....................................................     7
     5.5       Voting Generally...............................................................     7
     5.6       Ordinary Resolutions...........................................................     7
     5.7       Extraordinary Resolutions......................................................     8
ARTICLE VI     BUY-SELL.......................................................................     9
     6.1       Buy-Sell Notice................................................................     9
     6.2       Actions by Receiving Member....................................................     9
     6.3       Closing........................................................................     9
ARTICLE VII    COMPETITION....................................................................    10
     7.1       Competition....................................................................    10
     7.2       Restrictions on Competition....................................................    10
ARTICLE VIII   TRANSFERS......................................................................    10
     8.1       Restrictions on Capital Interest Transfers and Encumbrances and New Issues.....    10

     8.2       Preferential Purchase Right.........................................  11
ARTICLE IX     MANAGEMENT..........................................................  13
     9.1       Management..........................................................  13
     9.2       Operation of the Project............................................  13
ARTICLE X      REPORTING AND INFORMATION...........................................  13
     10.1      Accounting; Fiscal Year; Tax Information............................  13
     10.2      Annual Financial Statements and Auditing............................  14
     10.3      Inspection and Other Information....................................  14
     10.4      Monthly Reports.....................................................  14
     10.5      Tax Returns and Partnership Status..................................  15
     10.6      Submission of Annual and Three-Year Business Plans..................  16
     10.7      Approval of Annual Business Plan and Three-Year Business Plan.......  16
ARTICLE XI     RESOLUTION OF DISPUTES..............................................  16
     11.1      Conciliation........................................................  16
     11.2      Agreement to Arbitrate..............................................  17
     11.3      Appointment of Arbitrators..........................................  17
     11.4      Authority of the Arbitrators........................................  17
     11.5      Place of Arbitration................................................  18
     11.6      Conduct of the Arbitration..........................................  18
     11.7      ICC Rules...........................................................  18
     11.8      Payment of Award....................................................  18
     11.9      Finality of the Arbitrators' Award..................................  18
     11.10     Use of the Courts...................................................  18
     11.11     Confidentiality.....................................................  18
     11.12     Arbitration Provision Enforceable...................................  18
ARTICLE XII    OBLIGATIONS OF THE PARTIES..........................................  19
     12.1      Observance of Laws..................................................  19
     12.2      Confidentiality.....................................................  19
     12.3      Publicity...........................................................  20
ARTICLE XIII   REPRESENTATIONS, WARRANTIES, AND LIABILITIES........................  21
     13.1      Representations and Warranties......................................  21
     13.2      Limitation on Liability.............................................  22
ARTICLE XIV    TERMINATION.........................................................  22
ARTICLE XV     MISCELLANEOUS PROVISIONS............................................  22
     15.1      Notices.............................................................  22
     15.2      Governing Law.......................................................  23
     15.3      Interest............................................................  24
     15.4      Further Assurances..................................................  24
     15.5      No Further Relationship.............................................  24
     15.6      Conflict of Terms...................................................  24
     15.7      Assignment..........................................................  24
     15.8      Specific Performance................................................  24
     15.9      Entire Agreement....................................................  25
     15.10     Amendment...........................................................  25
     15.11     Waivers.............................................................  25
     15.12     No Third Party Beneficiaries........................................  25

     15.13     Severability................................................  25
     15.14     Counterparts................................................  25
     15.15     Interpretation..............................................  25
     15.16     Force Majeure...............................................  25
EXHIBIT A      ............................................................   1
EXHIBIT B      ............................................................   1
EXHIBIT D      ............................................................   1
EXHIBIT E      ............................................................   1
EXHIBIT F      ............................................................   1
EXHIBIT G      ............................................................   1

                               MEMBERS AGREEMENT


     This Members Agreement (this "Agreement"), dated as of January 5, 2000, is entered into by and between Grupo Industrial Zaga, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Zaga") and Dan River International Ltd., a corporation organized under the laws of the Commonwealth of Virginia, U.S.A. ("DRI").

                                    RECITALS

     Zaga and DRI shall be the sole Members, and thus shall own in the aggregate 100% of the corporate capital of the Company. The Company shall own and operate the Project.

     As soon as practicable but no later than five (5) business days after the formation of the Company, the Company shall enter into a marketing agreement, a copy of which is attached hereto as Exhibit A, the purpose of which is to permit
                                    ---------
Dan River Inc. or any Affiliate thereof to be the sole and exclusive marketer of the Project's products (the "Marketing Agreement").

     As soon as practicable but no later than five (5) business days after the formation of the Company, the Company and Dan River Inc. shall enter into a sales agency agreement, a copy of which is attached hereto as Exhibit B, the
                                                              ---------
purpose of which is to permit Zaga or its agents to solicit orders in Mexico.

     Contemporaneously with the execution of this Agreement, Dan River Inc., the parent company of DRI, and Zaga shall enter into two separate letter agreements (the "Letter Agreements"), copies of which are attached hereto as Exhibits C and
                                                                  --------------
D.
-

     The Members desire to set forth herein the terms and conditions concerning their ownership of and cooperation concerning the Company.

     NOW, THEREFORE, intending to be legally bound, the Members agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.1  Definitions. The capitalized words and phrases set forth on Annex A
                                                                      -------
hereto, and the capitalized words and phrases defined elsewhere in this Agreement, have the indicated meanings for purposes of this Agreement.

     1.2 Other References. Unless otherwise provided, all references to "Articles" and "Sections" are to Articles and Sections of this Agreement, and all references to "Exhibits" are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. References to any gender include all others if applicable in the context. Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa. All uses of "include" or "including" mean without limitation. References to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable. Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable meaning when used as a different part of speech, such as the verb form of that word.

     1.3 Governing Language. The governing language of this Agreement shall be the English language; provided, however, that with respect to the Organizational Documents, their governing language shall be Spanish. Except as otherwise required by applicable law, all notices, correspondence, information, literature, reports, data, manuals, procedures and other documents required under this Agreement shall be in the English language.


                                  ARTICLE II

                          BASIC STRUCTURE OF COMPANY

     2.1 Formation of the Company. The Members agree to form the Company within fifteen (15) days following the date of this Agreement, and the Company shall be governed by the Organizational Documents attached hereto as Exhibit E; provided,
                                                            ---------
however, that the Company shall not be formed unless and until Dan River Inc. obtains any consent or waiver relating to this Agreement that is required under that certain Credit Agreement among Dan River Inc., First Union National Bank and other parties thereto. DRI shall use its best efforts to cause Dan River Inc. to secure any such waiver or consent. In the case that such consent or waiver is not obtained, Dan River Inc. agrees to pay Zaga any expenses made after the signature of this Agreement related to this Agreement.

     2.2 Name. Subject to the approval from the Ministry of Foreign Affairs (Secretaria de Relaciones Exteriores), the name of the Company shall be DanZa Textil, S. de R.L. de C.V.

     2.3 Place of Business. The corporate domicile and principal place of business of the Company shall be located in Tepeji del Rio de Ocampo, Hidalgo, Mexico or such other place as the Members may from time to time designate.

     2.4 Purpose. The purposes for which the Company shall be organized include, but are not limited to, the following:

     (a) to develop, finance, build, own and operate a manufacturing plant at a location to be selected by the Board of Managers in Mexico primarily for the manufacture of woven fabrics for sale to apparel manufacturers and other sectors, including, without limitation, the manufacture of greige sheeting fabric; and

     (b) such other activities as are lawful and approved by an Extraordinary Resolution of the Members.

                                  ARTICLE III

                    CAPITAL, CAPITAL INTERESTS AND FUNDING

     3.1 Capital of the Company. The Company shall have a minimum fixed capital of 3,000 Pesos. Each Member shall own one capital interest (parte social) ("Capital Interest"), which initially shall have the value set forth in Exhibit
                                                                        -------
F. All additional equity contributions in excess of the minimum fixed capital
-
amount shall constitute the variable capital of the Company and shall cause an increase in the Value of the Capital Interest of such contributing Member by the amount of equity so contributed. The Value of a Capital Interest shall always represent a multiple of one Peso. The Capital Interests shall be of free subscription.

     3.2  Mandatory Member Funding.

     (a) Each Member shall be required, severally and not jointly, to make equity contributions to provide its pro rata portion of the funds necessary to fund the Project; provided that in no event shall any Member be required to make equity contributions in excess of $25 million Dollars. Each time that such equity contributions are to be made, they shall be made by all Members on the same day pro rata in accordance with their Ownership Percentages. The timing for the making of the equity contributions shall be governed by a separate agreement among the Members.

     (b) The Members shall authorize and cause the Company to increase the capital of the Company to correspond to the amounts required to be contributed from time to time in accordance with Section 3.2(a). The
                                                           --------------
          Company shall register in its books any increase in the Value of a Member's Capital Interest based on and corresponding to the amounts so contributed.

     (c)  If one Member fails or refuses to provide funds as required by this
          Section 3.2, and such failure or refusal continues for five Business
          -----------
          Days after receipt by such Member of notice thereof from the other Member, the other Member may at its option provide such funds, and the Member providing such funds shall have the Value of its Capital Interest increased accordingly.

     3.3 Priority Subscription Rights. Upon any decision of the Members to increase the capitalization of the Company, except for increases pursuant to
Section 3.2, each Member shall have the right to subscribe for such increase pro
-----------
rata based on such Member's Ownership Percentage. If any Member fails to subscribe or pay for the pro rata portion to which it is entitled, the other Member may take up the unsubscribed or unpaid portion.

     3.4 Subscription. The funding needs of the Company to be provided by the Members shall be denominated in Dollars, and the commitment of the Members to fund such needs shall be made in Dollars (the "Commitment Amounts"). Notwithstanding the foregoing, the amount of any equity contributions to the Company, and the subscriptions of the Members in respect thereof, shall be denominated and paid in Pesos (the "Subscriptions"), it being understood that foreign capital contributed by the Members shall be converted to Pesos at the prevailing rate of exchange published by the Banco de Mexico in the Official Daily Gazette (Diario Oficial). Equity capital thus paid to the Company shall then be converted to Dollars (the "Dollar Amounts"). To the extent that any Dollar Amount realized by the Company in connection with any Subscription shall be less than the relevant Commitment Amount, additional equity increases shall be made and the Members shall subscribe for such increases and effect payment in connection therewith until the Company shall have realized Dollar Amounts that are not less than the Commitment Amounts.


                                  ARTICLE IV

                               BOARD OF MANAGERS

     4.1 Board of Managers. The Company shall be governed by a Board of Managers consisting of six managers. The managers shall not be required to be nationals of Mexico. DRI shall be entitled to designate three persons to the Board of Managers, and to the extent permitted by applicable law, DRI shall have the right to cause such managers to be removed. Zaga shall be entitled to designate three persons to the Board of Managers, and to the extent permitted by applicable law, Zaga shall have the right to cause such managers to be removed. Each Member agrees to vote its Capital Interest so as to achieve the results referred to in this Section 4.1. DRI shall appoint a manager to serve as
                    -----------
chairman of the Board of Managers during the first year, after which control of the chairmanship of the Board of Managers will alternate annually between Zaga and DRI appointed managers.

     4.2 Alternate Manager Each Member entitled to nominate a manager pursuant to Section 4.1 shall be entitled to designate an alternate manager for each of
   -----------
its nominees (an "Alternate Manager"). Each Alternate Manager shall be entitled to receive notice of all meetings of the Board of Managers and to attend and vote at any such meeting at which the manager for whom he is the Alternate Manager is not personally present, and generally to perform all functions of the manager for whom he is the alternate as a manager in his absence. An Alternate Manager shall cease to be an Alternate Manager if the manager for whom he is the alternate ceases to be a manager; provided, however, that if a manager retires and is immediately reappointed, any appointment of an Alternate Manager for such manager that was in force immediately prior to his retirement shall continue after his reappointment. An Alternate Manager shall be deemed for all purposes a manager and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the manager for whom he is the alternate.

     4.3 Term and Vacancies. The managers shall be elected for a term of office of one year. A manager whose term of office expires may be reelected. Any vacancy on the Board of Managers shall be filled by the Member that nominated the manager whose departure created such vacancy.

     4.4 Meetings and Agenda. The Board of Managers shall meet at least quarterly ("Regular Meetings"), and additional meetings may be convened by call of the chairman or by any manager at any time ("Special Meetings"). Regular Meetings shall be held at the Company's head office or at such other location as may be agreed by the Board of Managers. Unless otherwise agreed upon by the Board of Managers, Special Meetings shall be held on an alternating basis at the Company's head office and at the offices of Dan River Inc. in Danville, Virginia, U.S.A. Managers shall receive not less than ten Business Days' written notice of any meeting, with such written notice also provided to each Member. Managers may, by unanimous written consent, waive the notice requirement for meetings, and any manager that attends a meeting of the Board of Managers shall be deemed to have waived any requirement for notice thereof. The agenda of each meeting shall be included in the notice for such meeting and shall be established in accordance with the requirements of the Code and the Organizational Documents, but shall include any matter submitted to the Company by any manager at least three Business Days prior to the sending of the notice for such meeting. Managers may attend meetings of the Board of Managers by telephone or videoconference.

     4.5 Quorum and Decisions. A quorum for meetings of the Board of Managers shall require the presence of at least four managers. All decisions of the Board of Managers shall be taken by the affirmative vote of at least four managers. The chairman of the Board of Managers shall not be entitled to any vote in addition to his vote as a manager. In the event of a deadlock among the managers, the matters shall be decided by vote of the Members as set forth in
Article V. The proceedings of meetings of the Board of Managers will be in
---------
English. Unless otherwise required by applicable law, the official minutes of meetings and resolutions taken therein shall be kept in English and Spanish, shall be circulated to all managers before finalization and shall be kept in the minute books of the Company. If permitted by applicable law, decisions may be taken by the Board of Managers without a meeting if a proposal for action is submitted in writing to each of the managers and each such manager consents in writing to such action.

     4.6 Powers of the Board of Managers. Except as otherwise expressly provided by applicable law or this Agreement, the Board of Managers shall, consistent with any resolution of the Members Meeting, administer the business and property of the Company and manage the affairs of the Company and shall have full authority to do so, provided that its resolutions and acts are consistent with the Code, this Agreement and the Organizational Documents. Subject to the foregoing, the functions and powers of the Board of Managers shall include, but not be limited to:

     (a)  The appointment or removal of the general manager of the Project;

     (b)  The approval of the Annual Business Plan;

     (c)  The approval of the annual audited financial statements;

     (d) The approval of any acquisition or Transfer of assets or capital expenditures having a value in excess of $2,000,000;

     (e) The approval of any loans or the issuance of any credits in the ordinary course of business in excess of $1,000,000 in the aggregate to any one Person or its Affiliates;

     (f) Any material amendment or modification of any Project Contract or Financing Agreement;

     (g) Any declaration by the Company of a default under, any exercise by the Company of remedies under, or any termination or cancellation by the Company of, any Project Contract or Financing Agreement; and

     (h) The performance of any other acts necessary or appropriate for a Board of Managers under this Agreement, the Organizational Documents or the Code.

     4.7 Execution of Documents. To be valid and binding, all notes, offers and acceptances, powers of attorney, commitments, deeds, transfers, assignments, contracts, obligations, certificates and other instruments of the Company must be authorized by the Board of Managers. Subject to the Code, this Agreement and the Organizational Documents, the Board of Managers may delegate such of this authority and power as it considers appropriate to the general manager and other executives of the Company (subject to authorization and spending limits to be specified by the Board of Managers).

     4.8 Compliance. The Members hereby expressly covenant and agree to cause each manager elected from nominees nominated by it to comply in full with the provisions of this Agreement, the Organizational Documents, and the Code.

     4.9 Remuneration. Remuneration, if any, of the managers shall be as stipulated by the Members. The reasonable out-of-pocket expenses of such managers incurred with respect to attendance at meetings of the Board of Managers shall be reimbursed by the Company.


                                   ARTICLE V

                              MEETING OF MEMBERS

     5.1 Members Meeting. The Members Meeting is the supreme authority of the Company. The Members Meeting may be ordinary (an "Ordinary Members Meeting") or extraordinary (an "Extraordinary Members Meeting"), depending on the matters to be discussed at each meeting. Members Meetings shall be held at the corporate domicile of the Company and Members may attend such meetings by telephone or videoconference. According to the Code, resolutions may be adopted outside of Members Meetings by unanimous written consent of all of the Members. An Ordinary Members Meeting shall be held at least once a year within the four (4) months following the closing of each fiscal period. Ordinary Members Meetings may be those called to discuss any of the matters that are not expressly reserved by this Agreement to the Extraordinary Members Meeting. The matters reserved for Extraordinary Members Meetings are any matters that are identified as Extraordinary Resolutions pursuant to Section 5.7 below.
                                      -----------

     5.2 Calling a Members Meeting; Agenda. A Members Meeting shall be called by any Member, the Board of Managers or any other Person authorized under the Organizational

Documents or applicable law. Notice of a Members Meeting shall be provided in writing by the Company or other applicable Person to each Member at least 15 Business Days prior to such Members Meeting, unless a longer period is required by applicable law or unless such requirement is waived by all Members, and any Member that attends a Members Meeting shall be deemed to have waived any requirement for notice thereof. The agenda of each meeting shall be included in the notice for such meeting and shall be established in accordance with the requirements of the Code and the Organizational Documents, but shall include any matter submitted to the Company by any Member at least three Business Days prior to the sending of the notice for such Members Meeting. Unless approved by all Members of the Company, no matter may be considered at a Members Meeting unless such matter was set forth in the notice for such Members Meeting.

     5.3 Related Matters. The chairman of the Board of Managers shall act as the chairman of the Members Meeting, and the secretary of the Company shall serve as secretary of the Members Meeting. In the event that either the chairman of the Board of Managers or the secretary of the Company are unavailable to so act, then the chairman and the secretary shall be elected by the Members (or their representatives) by a majority vote of the total votes of the Members represented at the relevant meeting. In all instances, the vote collector shall be elected from among the Members (or their representatives) by a majority vote of the total votes of the Members represented at the relevant meeting. Unless otherwise required by applicable law, each Members Meeting shall be conducted in English, and the minutes of each Members Meeting shall be prepared in English and Spanish promptly after each meeting, shall be circulated to all Members before finalization and shall be kept in the minute books of the Company.

     5.4 Quorum for Members Meeting. Unless a higher number is required by applicable law, a quorum for any Members Meeting shall consist of Members present or represented by proxy holding more than 75% of the total votes of the Members, provided that the presence of a quorum shall not modify or lessen the affirmative vote required by Sections 5.6 and 5.7; and provided, further, that a
                             --------------------
quorum for a Members Meeting that is held with notice at least five Business Days following the date that a Members Meeting was properly called pursuant to
Section 5.2 but was not held due to the failure of a quorum shall consist of
-----------
Members present or represented by proxy holding any number of the total votes of the Members.

     5.5 Voting Generally. Each Member shall have one vote for each one Peso contributed by the Member and its predecessors to the equity of the Company. Votes shall be cast by written ballot. Members may be represented at Members Meetings by proxies, the holders of which need not be Members. Proxy holders that are Members shall be entitled to vote based on the number of votes of the Members they represent separately, in addition to voting based on their own number of votes. Proxies shall be issued in accordance with the Code. Resolutions may be approved by the Members without a meeting if the resolution is submitted in writing to each Member and each such Member consents in writing to such resolution.

     5.6 Ordinary Resolutions. Resolutions, actions and decisions of the Members shall be adopted, taken or made at an Ordinary Members Meeting by the affirmative vote of Members (or their representatives) representing more than 50% of the total votes of the Members ("Ordinary Resolutions").

     5.7 Extraordinary Resolutions. Resolutions, actions and decisions of the Members shall be adopted, taken or made at an Extraordinary Members Meeting by the affirmative vote of Members (or their representatives) representing 75% or more of the total votes of the Members with respect to the following matters ("Extraordinary Resolutions"), unless such matters shall have been approved by the Board of Managers or are required by law to be approved of by the Members:

     (a) Any merger, consolidation or similar amalgamation of the Company, or the Transfer during any fiscal year, exceeding an aggregate of more than 20% of the Fair Market Value of the Company's total assets;

     (b)  The appointment or removal of auditors;

     (c) Any proposal for additional contributions of capital, other than with respect to the contributions made pursuant to Section 3.2;
                                                        -----------

     (d) Any proposals for the Company to accept contributions of or conversions of debt-to-capital from third parties in exchange for Capital Interests;

     (e) Any proposals by a Member to Transfer all of its Capital Interests or a portion of the Value of its Capital Interest other than as permitted by this Agreement;

     (f)  The dissolution of the Company;

     (g) Any acquisitions or capital expenditures during any fiscal year exceeding an aggregate of more than 20% of the Fair Market Value of the Company's total assets;

     (h)  The amendment of the Organizational Documents;

     (i) Entering into a transaction or series of transactions with any Affiliate (or any Person in which a Member or its Affiliate has a 10% or greater equity interest), member of the Board of Managers, officer, or executive of the Company or a Member (or any individual who is a member of the immediate family of such manager, officer or executive) that in the aggregate will have a value during any fiscal year in excess of $100,000;

     (j) Incurring additional indebtedness if the ratio of debt to total capitalization of the Company would exceed 60% after giving effect to such borrowing;

     (k)  Borrowing for the purpose of accomplishing any matter listed in
          Section 5.7; and
          -----------

     (l)  Making payments of liquidating or partially liquidating dividends.

                                  ARTICLE VI

                                   BUY-SELL

     6.1  Buy-Sell Notice. If (a) at any time any Member desires to adopt one or more Extraordinary Resolutions, but approval of the other Member for the passing of such Extraordinary Resolutions cannot be obtained in accordance with
Article V and (b) such situation continues without resolution for at least 90
---------
days (during which period the Members shall conduct good faith negotiations and discussions, which shall include, without limitation, a requirement of a face to face meeting of the chief executive officers of the respective Member's Ultimate Parents), then any Member (the "Triggering Member") may, at any time thereafter while such situation continues without resolution, send a notice (the "Buy-Sell Notice") to the other Member (the "Receiving Member"). The Buy-Sell Notice shall constitute an offer by the Triggering Member either (i) to sell the Capital Interest of the Triggering Member or (ii) to purchase the Capital Interest of the Receiving Member, in either case for a cash price in Dollars equal to the price per one Peso contributed to the equity of the Company (the "Capital Interest Price") set forth in the Buy-Sell Notice. The Buy-Sell Notice shall be accompanied by an irrevocable letter of credit issued by a reputable financial institution in favor of the Receiving Member in the amount of 10% of the Capital Interest Price multiplied by the number of whole Pesos contributed to the equity of the Company by the Receiving Member, which letter of credit shall provide that in the event the Receiving Member elects to sell its Capital Interest and the Triggering Member for any reason (other than due to the fault of the Receiving Member or the failure, through no fault of the Receiving Member, to obtain the consent, if required, of the Lenders) fails to complete the closing of the transaction within the time period set forth in Section 6.3, then the
                                                       -----------
Receiving Member shall have the right (without limitation to any other remedy available), for a period of 10 Business Days after the expiration of such period, to draw on the letter of credit and retain the proceeds thereof.

     6.2 Actions by Receiving Member. Not later than 30 days after the giving of the Buy-Sell Notice to the Receiving Member, the Receiving Member shall notify (the "Response Notice") the other Member whether such Receiving Member elects (a) to sell or (b) to purchase, in either case at the Capital Interest Price. Failure to give the Response Notice within such 30-day period shall be deemed to be an election to sell by the Receiving Member. If the Receiving Member elects to purchase, the Receiving Member shall be required to purchase all of the Capital Interest of the Triggering Member and shall include with its Response Notice the original letter of credit it received from the Triggering Member and a letter of credit in favor of the Triggering Member substantially as described in Section 6.1 above (except that the amount of the letter of credit
             -----------
shall be measured by reference to the Triggering Member's equity contributions). If the Receiving Member does not elect to purchase, the Receiving Member shall sell its Capital Interest to the Triggering Member. In each case, the sale or purchase of the Capital Interest shall be at the Capital Interest Price multiplied by the number of whole Pesos contributed to the equity of the Company by the Member who is selling its Capital Interest.

     6.3  Closing. The closing of the sale and purchase in accordance with this
Article VI shall be consummated no later than the first Business Day after 90
----------
days after the giving of the Response Notice or the deemed election (pursuant to
Section 6.2) to sell. Such closing shall
-----------
occur at the head office of the Company unless otherwise agreed, and at the closing, the Closing Actions shall occur. Any tax withholding obligations with respect to the Transfers of the Capital Interests imposed by the laws of Mexico shall be complied with.


                                  ARTICLE VII

                                  COMPETITION

     7.1 Competition. The objectives of the Company, in general terms, are the development, financing, building, ownership and operation of the Project. Except as set forth below in Section 7.2 and in the Letter Agreements, no Member or
                      -----------
Affiliate of a Member, by reason of the Member's participation in the ownership of the Company or the election of any representative of that Member to the Board of Managers, shall be precluded in any manner whatsoever from engaging in any other similar or related activities (including, without limitation, the manufacture of non-apparel fabrics such as bedding products for home fashions and all types of knittings) in Mexico, the United States, or anywhere else, nor shall any Member or Affiliate of a Member have any obligation, by reason of its participation in the ownership of the Company or the election of any representative of that Member to the Board of Managers, to make available to the Company or any of the other Members or their Affiliates any other opportunity that such Member or its Affiliates may have to develop, construct, finance or operate any other project.

     7.2  Restrictions on Competition. Notwithstanding the provisions in Section
                                                                         -------
7.1, no Member or Affiliate of a Member shall directly or indirectly engage in
---
the manufacture of woven apparel fabrics or its finishing in Mexico.


                                 ARTICLE VIII

                                   TRANSFERS

     8.1 Restrictions on Capital Interest Transfers and Encumbrances and New Issues.

     (a) Notwithstanding any other provision of this Agreement, a Transfer or Encumbrance of Capital Interests or an issuance of new Capital Interests of the Company may only be made in accordance with the provisions of this Agreement, the Code, the Organizational Documents and the Financing Agreements, and any other attempted Transfer, Encumbrance or issuance shall be void. It shall be a condition to the Transfer or issuance of Capital Interests to any Person under any provision hereof that such Person shall agree in writing (i) to be bound by the provisions of this Agreement and (ii) to assume all liabilities and obligations of the transferring Member (and Affiliates thereof) under or with respect to any agreement between or among any of the Members (or Affiliates thereof) in relation to the Project; and any Transfer or subscription in respect of which such conditions have not been satisfied shall be void.

     (b) No Member may Transfer or Encumber its Capital Interest or its Value in a Capital Interest unless (i) such Transfer is to an Affiliate of the transferor, (ii) such action is approved by the Board of Managers in accordance with Section 4.5 herein, or (iii) if such action is not
                             -----------
          so approved by the Board of Managers, such action is approved by an Extraordinary Resolution.

     (c) Any Transfer of a Capital Interest or of a Member's Value in a Capital Interest hereunder shall take effect as of the date of registration of such Transfer in the books of the Company, and the Company shall not register any Transfer that does not comply with this Article VIII, but
                                                               ------------
          the Members and the Board of Managers agree promptly to take and cause to be taken any action necessary under the Organizational Documents, this Agreement and applicable law to effectuate and register any such Transfer that does so comply.

     (d) The certificates representing the Capital Interests shall all bear the following legend in English and in Spanish:

          "The transfer or encumbrance in any manner of the Capital Interest represented by this certificate are restricted by and subject to the provisions of the Estatutos of the Company, as well as a certain Members Agreement, dated January 5, 2000, copies of which may be reviewed at the Company's head office during business hours."

     8.2  Preferential Purchase Right.

     (a) If DRI or any of its Affiliates desires to Transfer its Capital Interest and such Transfer has been approved in accordance with the provisions of Section 8.1, DRI must first offer Zaga, in accordance
                        -----------
          with the terms of Section 8.2(b), the right to purchase from DRI a
                            --------------
          portion of DRI's Capital Interest in an amount sufficient to provide Zaga with a 50%, but no more and no less than a 50%, Ownership Percentage in accordance with Section 8.2(b); provided, however, that
                                        --------------
          this preferential purchase right shall not apply if Zaga's Ownership Percentage at the time of the Transfer is less than 37%.

     (b) Should DRI or any of its Affiliates desire to Transfer its Capital Interest pursuant to an Offer from another Person (the "Potential Acquirer") and such Transfer is permitted pursuant to the provisions of Section 8.1, DRI shall promptly give notice thereof (the "Transfer
             -----------
          Notice") to the Company and Zaga. The Transfer Notice shall include a copy of the Offer and shall set forth in reasonable detail all relevant information with respect to the proposed Transfer, including the name and address of the Potential Acquirer, the cash purchase price (expressed in Dollars) per Peso contributed to the equity of the Company by DRI (the "Preferential Purchase Price"), the Capital Interests that are to be the subject of the Transfer (the "Subject Capital Interests"), and any other terms and conditions of the proposed Transfer. Zaga shall have the preferential right to purchase from DRI a portion of DRI's Capital Interest in an amount sufficient to provide Zaga with a 50% Ownership Percentage at the Preferential Purchase Price and on the same material terms and conditions set forth in the Transfer Notice. Zaga shall have 20 Business Days following the giving of the Transfer Notice in which to notify DRI whether it desires to exercise its preferential right. A notice in which Zaga exercises such right is referred to herein as an "Exercise Notice." The Exercise Notice shall be accompanied by an irrevocable letter of credit issued by a reputable financial institution in favor of DRI (or such other instrument or arrangement reasonably satisfactory to DRI) in the amount of the Preferential Purchase Price multiplied by the number of whole Pesos contributed to the equity of the Company by DRI times (y) the percentage amount equal to the positive difference between 50% and the Ownership Percentage of Zaga immediately prior to the exercise of the preferential purchase, times (z) 10%, which letter of credit shall provide that in the event Zaga fails for any reason (other than due to the fault of DRI or the failure, through no fault of Zaga, to obtain any required consent of the Lenders) to complete the closing of the transaction within the time period set forth in Section 8.2(c), then
                                                          ---------------
          DRI shall have the right (without limitation to any other remedy available), for a period of 10 Business Days after the expiration of such period, to draw on the letter of credit and to retain the proceeds thereof. If Zaga does not duly exercise such right during the applicable period, it shall be deemed to have waived such right.

     (c)  If the preferential right is exercised in accordance with Section
                                                                    -------
          8.2(b), the closing of such purchase shall occur at the head office of
          ------
          the Company on the first Business Day 120 days after the expiration of the preferential right period. At the closing, the Closing Actions shall occur.

     (d) If Zaga does not deliver an Exercise Notice or if for any reason (other than due to the fault of DRI or the failure of the Lenders, other than the failure to grant any required consent, to take any action that prevented the preferential purchase transaction to close within the time period set forth in Section 8.2(c)) the preferential
                                              --------------
          purchase transaction does not close within the time period set forth in Section 8.2(c), DRI shall have the right, subject to compliance with the other provisions of this Article VIII, to Transfer the
                                            ------------
          Subject Capital Interests to the Potential Acquirer in accordance with the terms of the Transfer Notice for a period of 90 days after the expiration of the preferential right period. If, however, DRI fails to Transfer the Subject Capital Interests within such period, the proposed Transfer shall again become subject to the preferential right set forth in this Section 8.2.
                            -----------

                                  ARTICLE IX

                                  MANAGEMENT

     9.1 Management. The Board of Managers shall appoint the general manager of the Company, who shall be the chief executive officer of the Company and responsible for the day-to-day management and conduct of the operations of the Company in accordance with powers granted by the Members Meeting and the Board of Managers from time to time. The Board of Managers shall appoint a deputy general manager. The general manager shall report to the Board of Managers. The duration of the terms of the general manager, deputy general manager and other officers having authority to sign and execute documents on behalf of the Company shall not be limited to the term of the managers.

     9.2  Operation of the Project.

     (a) DRI or an Affiliate will determine the product mix for the Project. Zaga will provide its help and expertise on all local matters, including, but not limited to, issues associated with locating and constructing the Project in Mexico, complying with any governmental authorities or regulations, and addressing labor issues. The layout, manning and equipping of the Project will be approved by the Board of Managers. The efforts of the Members in regard to the foregoing matters will be subject to the provisions of Section 12.2.
                                                       ------------

     (b) The Project will be managed and operated on a day-to-day basis by a team hired by the Company, located on site and headed by the general manager, in accordance with guidelines and reporting authority established by the Board of Managers.

     (c) The Members shall create a task force consisting of one individual selected by each Member (the "Representatives"). The Representatives shall be directly responsible for working with the general manager to supervise the construction, equipping and initial operations of the Project during construction and the first year of the Project's full operation. The Representatives will work closely with the general manager and will have significant approval authority on behalf of the Members whom they represent. In the event it becomes necessary to replace the general manager, a separate task force will be formed by the Board of Managers in the manner provided above to recommend candidates to the Board of Managers.


                                   ARTICLE X

                           REPORTING AND INFORMATION

     10.1 Accounting; Fiscal Year; Tax Information. The Members shall cause the Company to keep, in addition to any books and accounts required under the Code, books and records in accordance with US GAAP and Mexico GAAP applied on a consistent basis. The Members shall cause the Company to make and keep books, records, and accounts that, in reasonable detail, accurately and fairly reflect all of its transactions. The records shall include monthly unaudited financial reports (including an income statement, balance sheet and statement of cash flows) prepared in accordance with US GAAP and Mexico GAAP by or under the supervision of the Company's chief financial officer, which shall be furnished to each of the Members. The fiscal year of the Company shall be the year ending December
31. The Members shall cause the Company to furnish to each Member such information concerning the Company and its operations as is required for each Member and its Affiliates to prepare their tax returns on a timely basis.

     10.2 Annual Financial Statements and Auditing. The books and records of the Company maintained under Section 10.1 shall be audited annually by Ernst &
                             ------------
Young. The Board of Managers shall direct that the audit be completed on or before the 90th day following the end of each fiscal year of the Company and that the auditors provide drafts of the annual financial statements and their report thereon to each Member prior to finalization thereof. The audit shall be in accordance with US GAAP and Mexico GAAP applied on a consistent basis. The audit under this Section 10.2 is in addition to any audit required under the
                 ------------
Code.

     10.3 Inspection and Other Information.

     (a) Each Member, through its authorized representatives, shall have, from time to time upon reasonable advance notice, (i) full and complete access to the managers, officers and employees of the Company, and
          (ii) the right, at such Member's expense, (A) to inspect, copy, audit and retain copies of any Company books and records, (B) to cause the Company to provide such financial and support information or information about Project operations in such detail and with such frequency as such Member reasonably may require, (C) to have the Company prepare financial statements of the Company, in such manner and by such date as such Member may reasonably request (in addition to the financial statements provided for in Sections 10.1 and 10.2), and
                                                   -----------------------
          (D) to inspect the plants, properties and physical assets of the Company.

     (b) All inspection, auditing or other activities conducted by a Member pursuant to this Section 10.3 shall be conducted so as to not
                           ------------
          unreasonably interfere with the conduct of the business of the Company.

     (c)  Without limitation, the provisions of Section 12.2 shall be complied
                                                ------------
          with in connection with actions undertaken pursuant to this Section
                                                                      -------
          10.3.
          ----

     10.4 Reports. In addition to the reports provided for in Sections 10.6 and
                                                              -----------------
10.7, the general manager of the Project shall furnish the following monthly
----
reports to the Board of Managers and to the Members:

     (a) income statement, balance sheet and statement of cash flows as compared to the Annual Business Plan; and

     (b)  analysis of variances from the then current Annual Business Plan.

On a quarterly basis, the general manager of the Project shall furnish the foregoing information as well as the following information:

     (a) Marketing overview -- current and anticipated product mix, current market conditions, strategy, organization, competitive position and unfilled order position;

     (b) Manufacturing review -- capital expenditure status, plans and needs, status of cost reduction programs, variance analysis, safety, management issues and running conditions;

     (c) Financial review -- sales, operating income, working capital management, and status of systems implementation. The actual and forecast is to be compared to the Annual Business Plan;

     (d)  Forecast covering the current and three succeeding quarters;

     (e) Analysis of developments in governmental relations concerning the Project;

     (f) Matters requiring action in the immediate future and an analysis of the status of such matters listed in prior monthly reports;

     (g) An overall statement as to the status of the Project, including with particularity any matters that the general manager determines should be brought to the attention of the Managers or Members; and

     (h)  Any other report reasonably requested by any manager or Member.

     10.5 Tax Returns and Partnership Status. Each Member, through its authorized representatives and at its expense, may review all Mexican income and other tax returns filed by the Company to comply with Mexican laws. The Members shall cause the Company to provide to each Member a preliminary copy of all income tax returns on or before the 30th day prior to the due date of the returns. Promptly after the filing of any such return with the appropriate governmental authority, the Members shall cause the Company to provide each Member with a copy of the return, along with copies of proof of payment remitted in connection with the return. Each Member agrees that the Company will be treated as a partnership for United States federal income tax purposes and that it will not take any action or omit to take any action that would cause the Company to be treated differently. For US federal tax purposes, each Member agrees that it will take such actions as may be requested by DRI from time to time, including the execution and delivery of a United States Internal Revenue Service Form 8832, in order to achieve the classification of the Company for such purposes as a partnership, pursuant to United States Treasury Regulations ss.ss. 301.7701-1 through 301.7701-3.

     10.6 Submission of Annual and Three-Year Business Plans. At least ninety
(90) days prior to the end of the calendar year beginning with December 31, 1999, the general manager of the Company shall prepare a report on the Company's working capital requirements and operating budget for the succeeding calendar year, which will substantially contain an estimate or projection of (a) working capital requirements, including breakout of accounts receivable, inventory, and accounts payable, (b) sources of revenue (by geographic area, product type, trade areas, or established areas of distribution), (c) the cost of goods sold,
(d) selling, general, and administrative expense detail, (e) interest expense,
(f) an income statement, balance sheet, and statement of cash flows, all on a quarterly basis, (g) funding requirements, capital expenditures, and repairs and maintenance expense, (h) manufacturing objectives, including yield objectives by product type and planned capacity, (i) distribution objectives, (j) information technology objectives, (k) engineering objectives, (l) sales plan, (m) marketing plan, including marketing programs, (n) finance goals, (o) general administrative goals, and (p) all expenditures proposed to be undertaken by the Company for such year (the "Annual Business Plan"). Upon preparation of the Annual Business Plan, the general manager shall promptly submit the Annual Business Plan to the Board of Managers for consideration. Approximately mid-year, beginning in 2000, the general manager shall prepare a three year business plan containing essentially the same elements as are contained in the Annual Business Plan (the "Three-Year Business Plan").

     10.7 Approval of Annual Business Plan and Three-Year Business Plan. Promptly after receipt of the Annual Business Plan, but in any event not less than thirty (30) days prior to the end of the fiscal year, the Board of Managers shall meet to review the Annual Business Plan. Upon such review, the Board of Managers will vote on the Annual Business Plan. If the Annual Business Plan is approved, the Annual Business Plan shall become the Company's operating budget for the succeeding calendar year. If the Annual Business Plan is not approved, the general manager will revise the Annual Business Plan as soon as possible and resubmit it to the Board of Managers for consideration. The operating budget for the previous calendar year shall continue to govern the operations of the Company until such time as an Annual Business Plan is approved by the Board of Managers. Similarly, the Three Year Business Plan shall be in a form and shall contain information satisfactory to the Board of Managers.


                                  ARTICLE XI

                            RESOLUTION OF DISPUTES

     11.1 Conciliation. No Claim (as defined below) shall be submitted to arbitration until 60 days have passed (without mutual agreement having been reached) following the first written notice from a Disputing Party to the other Disputing Party that sets forth the subject matter of the Claim and that states that it is being given pursuant to this Section 11.1. Each Disputing Party
                                        ------------
shall, if requested by another Disputing Party, select and appoint a senior executive (not concerned with the day-to-day performance of the appointor's obligations under this Agreement) to serve on a panel seeking to reach mutual agreement with respect to the applicable Claim. Each such appointment shall be made by the giving of notice by the appointor to the other Disputing Parties within ten Business Days of the request for the appointment. The appointees shall meet and shall endeavor to reach such mutual agreement as soon as practicable.

     11.2 Agreement to Arbitrate. Any and all disputes, including claims, counterclaims, demands, causes of action, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (all of which are referred to herein as "Claims"), between the Members (each a "Disputing Party") that are not resolved during the 60 day period provided in Section 11.1 shall be
                                                           ------------
resolved by binding arbitration.

     11.3 Appointment of Arbitrators. If no such mutual agreement has been reached within such 60 day period, then any Disputing Party may refer the claim to arbitration under the following provisions:

     (a) To refer a claim to arbitration, a Disputing Party must submit its Request for Arbitration to the ICC and the other Disputing Parties in accordance with the ICC Rules.

     (b) The Disputing Parties shall endeavor to agree promptly on a panel of three arbitrators. One (1) arbitrator shall be nominated by each Disputing Party in accordance with ICC Rules, and the third arbitrator shall be nominated by the two (2) ICC-confirmed party-nominated arbitrators or, failing agreement, shall be appointed by the ICC in accordance with ICC Rules. Each Disputing Party shall be permitted to nominate an arbitrator that is of the same nationality as the Disputing Party making the nomination.

     11.4 Authority of the Arbitrators. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including, but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this agreement to arbitrate, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this agreement to arbitrate, the receipt of evidence, and the like) shall be decided in accordance with the ICC Rules. However, the arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances, regardless of whether such damages may be available under applicable law; in addition, the arbitrators shall have no authority to amend, modify, supplement or otherwise change any of the terms of this Agreement. The Award shall fix the costs of the arbitration and decide which of the Disputing Parties shall bear them or in what proportion they shall be borne by the Disputing Parties; provided that each Disputing Party shall bear its own attorneys' fees, and the arbitrators shall have no authority to award attorneys' fees.

     11.5 Place of Arbitration. The arbitration proceeding shall be conducted in New York, New York.

     11.6 Conduct of the Arbitration. The arbitration shall be conducted by the arbitrators as expeditiously as possible. The arbitration proceedings and the award or decision (the "Award") of the arbitrators shall be in English.

     11.7  ICC Rules. The arbitration shall be conducted under the ICC Rules.

     11.8  Payment of Award. The Award shall be payable in cash in Dollars.

     11.9 Finality of the Arbitrators' Award.The arbitrators' Award shall, as between the Disputing Parties and those in privity with them, be final and entitled to all of the protections and benefits of a final judgment, e.g., res judicata (claim preclusion) and collateral estoppel (issue preclusion), as to all Claims, including compulsory counterclaims, that were or could have been presented to the arbitrators. The arbitrators' Award shall not be reviewable by or appealable to any court; provided, however, the Award may be corrected or interpreted pursuant to the ICC Rules.

     11.10 Use of the Courts. It is the intent of the parties that the arbitration proceeding shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators' decisions to the courts. However, if a Disputing Party refuses to honor its obligations under this agreement to arbitrate, any other Disputing Party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the Disputing Parties; the order compelling arbitration shall require that the arbitration proceedings take place in New York, New York as specified above. The Disputing Parties may apply to any court having jurisdiction for orders requiring witnesses to obey subpoenas issued by the arbitrators. Moreover, any and all of the arbitrators' orders and decisions may be enforced if necessary by any court having jurisdiction. The arbitrators' Award may be confirmed in, and judgment upon the Award entered by, any court having jurisdiction. For purposes of COMPELLING A MEMBER TO HONOR ITS OBLIGATION TO ARBITRATE, each of the Members irrevocably consents and submits unconditionally to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of New York, and irrevocably waives any present or future objection to such venue for such purposes.

     11.11 Confidentiality. To the fullest extent permitted by applicable law, the arbitration proceeding and the arbitrators' Award shall be maintained in confidence by the Disputing Parties. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitrators' Award.

     11.12 Arbitration Provision Enforceable. A Disputing Party's breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the parties' obligations under this arbitration provision are enforceable even after this Agreement has terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Disputing Parties' obligation to submit their Claims to binding arbitration or the other provisions of this agreement to arbitrate.


                                  ARTICLE XII

                          OBLIGATIONS OF THE PARTIES

     12.1 Observance of Laws.

     (a) With respect to all matters and activities relating to the Project and the Company, each Member shall comply with and shall cause its Affiliates that are involved in the Project as well as the Company to comply with all applicable laws, rules, or regulations of Mexico, and any other jurisdiction that is applicable to the Company's business and the Members' and their such Affiliates' activities in connection with the Project. In particular, each Member agrees that it and its Affiliates, in connection with their activities in connection with the Company and the Project, will comply with the United States Foreign Corrupt Practices Act (the "FCPA"), and the Members shall cause the Company and its employees to comply with the Dan River Inc. Code of Business Conduct. Each Member shall comply with, and shall cause its Affiliates and the Company to comply with all laws applicable to its or their performance under this Agreement dealing with improper or illegal payment, gifts, or gratuities. Furthermore, each Member agrees that it, its Affiliates and the Company will not take any action or fail to take any action, which act or failure to act would subject any other Member or any of its Affiliates to liability under the laws of its country of domicile dealing with improper payments as described in this Section 12.1.
               ------------

     (b) Each Member agrees that it, its Affiliates or the Company will obtain the agreement of each consultant or contractor it or, if applicable, its Affiliates employs in conducting activities for, related to or on behalf of the Project to comply with the FCPA, and if the employment cost exceeds $100,000 in the aggregate, shall obtain written agreement to that effect.

     (c) Each Member warrants and represents to the other Members and the Company that prior to the execution of this Agreement it and its Affiliates have not taken any action, or failed to take any action, with respect to the Project that would have violated this Section 12.1
                                                                    ------------
          had this Section 12.1 then been in effect.
                   ------------

     12.2 Confidentiality.

     (a)  Subject to the provisions of Section 12.2(c), any and all data, plans,
                                       ---------------
          customer lists, fabric specifications, proposals, or other material related to the Company, including the design, construction, configuration, operation, or financing of the Project, provided to a Member or any of its Affiliates by or on behalf of the Company or another Member or Affiliate of a Member in writing and identified as being confidential shall be used only with regard to the Project and not for any other purpose and shall be held in confidence and shall not be disclosed to any third party, except to attorneys or other consultants or representatives with respect to the business of the Company who are bound by a comparable confidentiality agreement or who are bound by a duty of non-disclosure of confidential information and except as reasonably may be required in the fulfillment of this Agreement or in connection with the procurement of financing or the Financing Agreements. Notwithstanding the foregoing, the obligation of confidentiality shall not apply to any disclosure (i) of information that is in or enters the public domain through no fault of the receiving Person, (ii) of information that was in the possession of the receiving Person prior to receipt under this Agreement, or (iii) required by law, regulation, legal process, stock exchange, or order of any court or governmental body having jurisdiction.

     (b)  Notwithstanding Section 12.2(a), in the course of an offer to a third
                          ---------------
          party to sell its Capital Interest, a Member may disclose information concerning the Company to the third party, provided:

          (i) the Member informs the Company and the other Member of all information disclosed, and

          (ii) information is disclosed only after the third party has delivered to the Company a written agreement to comply with and be bound by the provisions of this Section 12.2 as if it were a
                                                   ------------
                Member.

     (c)  The provisions of this Section 12.2 are intended to benefit, and to be
                                 ------------
          enforceable by, the Company, each Member and its Affiliates.

     (d) The Members recognize that the Company may enter into more detailed and encompassing confidentiality agreements with third parties. Each Member waives any right it may have to examine information subject to any such agreement unless and until it enters into an agreement to be bound by the same restrictions that bind the Company.

     12.3 Publicity. To the fullest extent possible in light of any applicable legal requirements, each Member shall provide the other Member and the Company with a copy of each public announcement or filing with or notification to any governmental authority regarding the Company or the Project or identifying any Member or Affiliate of a Member by name in connection with the Project that the Company or a Member or Affiliate of a Member, as applicable, intends to make prior to making it, and shall entertain in good faith suggestions from each receiving Member and, if applicable, the Company regarding the announcement, filing or notification. Such announcement, filing or notification shall not be made without the approval of the Members; provided, that the approval of the Members shall not be required in the case of announcements, filings or notifications that are required to be made by applicable stock exchange rules, or any law or regulation.

                                 ARTICLE XIII

                 REPRESENTATIONS, WARRANTIES, AND LIABILITIES

     13.1 Representations and Warranties. Each Member represents and warrants to the other Member that:

     (a) It is a duly organized, validly existing entity of the type described in the introductory paragraph of this Agreement and is in good standing under the laws of the jurisdiction of its formation. It has all requisite corporate or other applicable power and authority to own its Capital Interest and to enter into and to perform its obligations under this Agreement and has obtained (to the extent applicable law permits the obtaining of same at this point in time) all permits and approvals from applicable governmental authorities necessary for it to enter into and to perform its obligations under this Agreement.

     (b) Its execution, delivery, and performance of this Agreement have been authorized by all necessary action on its part and that of its equity owners (if required), and do not and will not (i) violate any law, rule, regulation, order, or decree applicable to it or (ii) violate its organizational documents.

     (c) This Agreement is a legal and binding obligation of that Member, enforceable against that Member in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

     (d) There is no litigation pending or, to the best of its knowledge, threatened to which that Member or any of its Affiliates is a party that could reasonably be expected to have a material adverse effect on the financial condition, prospects, or business of that Member or its ability to perform its obligations under this Agreement.

     (e) The execution, delivery and performance of this Agreement will not conflict with, violate or breach the terms of any agreement of that Member or of any agreement to which its properties are subject.

     (f) That Member has provided to other Member, concurrently with the execution hereof, (i) a balance sheet of that Member as of the date there indicated (which date is not more than 60 days prior to the date of this Agreement), and such balance sheet has been prepared in accordance with US GAAP or Mexico GAAP (except to the extent, if any, therein otherwise specifically indicated) and presents fairly the financial condition of that Member as of the date thereof, and (ii) a certificate setting forth a description in reasonable detail of all Projects, if any, in existence or in the developmental or planning phase (A) that may reasonably be considered to be competitive with the Project and (B) in which that Member or its Affiliates own an equity interest.

     (g)  The information set forth in Exhibit G concerning the equity owners of
                                       ---------
          that Member is true and correct.

     13.2 Limitation on Liability. Notwithstanding any other provision of this Agreement, but without prejudice to the provisions of any other agreement entered into in connection with the Project, neither a Member nor any of its Affiliates shall be liable, whether in contract, tort, warranty, negligence, strict liability, or otherwise, for any special, indirect, incidental, or consequential damages arising out of or in connection with this Agreement or its status as a Member or an Affiliate of a Member; provided, however, that liabilities arising under any of the Project Contracts to which a Member or an Affiliate of a Member is a party shall be determined in accordance with those contracts.


                                  ARTICLE XIV

                                  TERMINATION

     The rights and obligations of the Members shall terminate upon the written agreement of all the Members hereto. In addition, notwithstanding the provisions of Article XI herein, either Member may terminate this Agreement in the event of
   ----------
a dispute under Section 2 of the letter agreement attached hereto as Exhibit C
                                                                     ---------
upon providing the other Member with written notice of its desire to terminate.


                                  ARTICLE XV

                           MISCELLANEOUS PROVISIONS

     15.1 Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and are effective (a) on actual receipt by the addressee if personally delivered (including delivery against a written receipt by an internationally recognized courier) to the address below or (b) on transmission (with written confirmation of receipt, whether from the transmitter's machine or otherwise) to the addressee if transmitted by facsimile to the number below during normal business hours of the addressee on a Business Day (or if transmitted outside such hours, as of the opening of business of the addressee on the next Business Day):

     To:  Zaga at:

          Grupo Industrial Zaga
          Antigua Carretera Mexico-Queretaro Km. 7074
          Edificio A-P.B.: Interior 19
          Colonia San Mateo 2nd Secc.
          Tepeji del Rio de Ocampo, Hidalgo, Mexico
          C.P. 42850
          Attn: Rafael Zaga
          Fax: (525) 333-0391

     To:  DRI at:

          Dan River International Ltd.
          c/o Dan River Inc.
          1065 Avenue of the Americas
          19th Floor
          New York, NY  10018  USA
          Attn: President, Apparel Fabrics Division
          Fax: (212) 554-5711

     With copy to:

          Dan River Inc.
          2291 Memorial Drive
          Danville, Virginia 24541
          Attn: General Counsel
          Telecopy: (804) 799-7276

     To:  The Company at:

     Aut. Mexico-Queretaro Km. 84
     San Cayetano la Loma, Vega de Madera
     Tepeji del Rio de Ocampo, Hidalgo, Mexico
     C.P. 42850

Any Member may change the address or facsimile number to which notices are to be directed to it by notice to the other Members and the Company in the manner specified above.

     15.2 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE MEMBERS ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, U.S.A. (WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT ANY OF THE MATTERS COVERED HEREIN ARE

MANDATORILY GOVERNED BY THE LAWS OF MEXICO IN WHICH CASE SUCH MATTERS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF MEXICO (WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION).

     15.3 Interest. If any amount payable under this Agreement is not paid on or before the date due, the Person liable for the payment also must pay interest on the amount not paid from and including the date it was due to but excluding the date actually paid at a rate per annum equal to the Specified Rate.

     15.4 Further Assurances. Each Member shall take all additional actions and shall execute all other and further deeds and documents as are necessary or appropriate to give full effect to the provisions of this Agreement. In addition, the Members shall cause the Company to take all additional actions as are necessary or appropriate to give full effect to the provisions of this Agreement.

     15.5 No Further Relationship. The Members agree that no Member is the agent of any other Member and no such Person is authorized to take any action on behalf of the other, except as expressly provided in this Agreement or a Project Contract.

     15.6 Conflict of Terms. If the terms of this Agreement and the terms of the Organizational Documents shall conflict, the Members shall endeavor to amend the Organizational Documents so as to reflect the terms of this Agreement, so far as permitted by applicable law.

     15.7 Assignment. All the terms of this Agreement shall be binding on and inure to the benefit of the parties, their permitted assigns and successors-in-interests. Rights under this Agreement may be assigned only in conjunction with a Transfer of Capital Interests permitted under this Agreement and the Organizational Documents. It is expressly understood that DRI intends to assign its interest in this Agreement to Dan River B.V., a newly formed corporation organized under the laws of the Netherlands, and that such assignment is permitted under this Agreement without Zaga's consent. If a Member ceases to own its Capital Interest in a transaction permitted by this Agreement, it shall cease to be a party to this Agreement and to have any liability to the other Member and the Company (except as may be otherwise provided in the documentation with respect to such transaction); provided, however, that it shall continue to be bound by the provisions of Sections 12.2, 12.3 and 13.2 and Article XI, and
                              ----------------------------     ----------
it shall continue to remain liable for matters accruing prior to its ceasing to be a Member.

     15.8 Specific Performance. The Members acknowledge that the harm that would be caused by a breach of this Agreement, including, without limitati on Articles
                                                                        --------
VII and XII, would be difficult, if not impossible, to calculate, and
-----------
accordingly the Company, each Member, and its Affiliates shall be entitled to injunctive relief to compel compliance with the provisions of this Agreement, but nothing in this Section 15.8 shall amend or modify Article XII in any
                    ------------                       -----------
respect.

     15.9 Entire Agreement. This Agreement, the Marketing Agreement, the Letter Agreements and the Agency Agreement constitute the entire agreement among the Members with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, oral or written, between the Members with respect to the subject matter of this Agreement, including the letter of intent between Dan River Inc. and Zaga dated March 9, 1999.

     15.10 Amendment. An amendment or modification of this Agreement shall be effective or binding on the parties only if it is in writing and signed by Members having the vote to pass an Extraordinary Resolution; provided, however, that an amendment or modification that alters the voting power of Members under
Article V shall be effective only if signed by all Members; and provided further
---------
that a Member's right to receive payments in its capacity as such may be reduced only with that Member's consent.

     15.11 Waivers. Any waiver, express or implied, by any of the Members of any right under this Agreement or of any breach by another Member shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived. A waiver of a Member's rights under this Agreement shall be effective only if that Member agrees.

     15.12 No Third Party Beneficiaries. Except as provided in Section 12.2,
                                                               ------------
this Agreement is solely for the benefit of the Members and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including any Lender or other creditor, any remedy, claim, liability, reimbursement, cause of action or other right.

     15.13 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In that event, the Members agree that the provisions of this Agreement shall be modified and reformed so as to effect the original intent of the Members as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

     15.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute but one agreement.

     15.15 Interpretation. This Agreement shall be construed without regard to the identity of the Member or Person who drafted the Agreement, and any rule of construction that a document is to be construed against the drafting party shall not be applicable.

     15.16 Force Majeure. Neither Member shall be liable or deemed to be in default on account of any breach of the terms of this Agreement due to a force majeure event. For purposes of this Agreement, force majeure shall include the following: acts of God; strikes, lockouts or similar industrial disturbances; acts of public enemies; orders or restraints of any kind by the government of Mexico or the United States, or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; war; insurrections; civil disturbances;

riots; lightning; earthquakes; hurricanes; washouts; arrests; restraints of government and people; explosions; change in government standards and regulations; or any other cause, circumstance or event not reasonably within the control of either Member.

                      [Rest of page purposely left blank]

     IN WITNESS WHEREOF, the Members have entered into this Agreement as of the day and year first above written.

                                        GRUPO INDUSTRIAL ZAGA, S.A. de C.V.


                                        By:__________________________________
                                        Name:  Mayer Zaga
                                        Title: President


                                        DAN RIVER INTERNATIONAL LTD.


                                        By:__________________________________
                                        Name:________________________________
                                        Title:_______________________________

                                    ANNEX A
                                    -------

                                  DEFINITIONS

     "Affiliate" means, with respect to any Person, any other Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person, or (c) is under common ownership or control with the first Person, where "own" means ownership of 50% or more of the equity interests or rights to distributions on account of equity of the Person and "control" means the power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that the Company shall not be considered to be an Affiliate of a Member or of an Affiliate of a Member.

     "Agreement" has the meaning set forth in the introductory paragraph.

     "Agency Agreement" has the meaning given that term in the Recitals section of this Agreement.

     "Annual Business Plan" has the meaning given that term in Section 10.6.
                                                               ------------

     "Award" has the meaning given that term in Section 11.6.
                                                ------------

     "Board of Managers" means the Board of Managers (consejo de gerentes) of the Company.

     "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York, or Mexico City, Mexico are authorized or required by law to be closed.

     "Buy-Sell Notice" has the meaning given that term in Section 6.1.
                                                          -----------

     "Capital Interest" has the meaning given that term in Section 3.1.
                                                           -----------

     "Capital Interest Price" has the meaning given that term in Section 6.1.
                                                                 -----------

     "Claims" has the meaning given that term in Section 11.2.
                                                 ------------

     "Closing Actions" means (a) the taking by the applicable selling Members of all necessary or appropriate actions to Transfer the applicable Capital Interests to the applicable purchasing Members, with such selling Members warranting against all Encumbrances against such Capital Interests, except for this Agreement and the Encumbrances provided for in Section 8.1(b), and (b) the
                                                    --------------
payment by such purchasing Members to such selling Members of the applicable purchase price in Dollars in immediately available funds.

                                    Annex A

     "Code" means the General Law of Mercantile Companies of Mexico (Ley General de Sociedades Mercantiles).

     "Commitment Amounts" has the meaning given that term in Section 3.5.
                                                             -----------

     "Company" means the limited liability company (sociedad de responsabilidad limitada de capital variable) formed by the Members pursuant to Article II.
                                                                ----------

     "Dan River Inc. Code of Business Conduct" means the code of business conduct of Dan River Inc. and its Affiliates, as such code may be amended or modified from time to time.

     "Disputing Party" has the meaning given that term in Section 11.2.
                                                          ------------

     "Dollars" or "$" means freely transferable lawful money of the United States of America.

     "Dollar Amounts" has the meaning given that term in Section 3.4.
                                                         -----------

     "DRI" has the meaning given such term in the introductory paragraph of this Agreement.

     "Encumbrance" means a security interest, charge, lien, pledge, mortgage or similar encumbrance.

     "Exercise Notice" has the meaning given that term in Section 8.2(b).
                                                          --------------

     "Extraordinary Resolutions" has the meaning given that term in Section 5.7.
                                                                    -----------

     "Extraordinary Members Meeting" has the meaning given that term in Section
                                                                        -------
5.1.
---

     "Fair Market Value" means the value that would be obtained in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, determined by mutual agreement or pursuant to Article VIII.
                                                              ------------

     "Financing Agreement" means any of:

          (a) the Company's agreements with Persons (other than the Members and their Affiliates) for the making available to the Company of loans, credit facilities, or other funds (other than by way of equity or quasi-equity participation); and

          (b) the security documents, direct agreements, and other ancillary undertakings in favor of Lenders required pursuant to the agreements referred to in clause (a) above.

     "FCPA" has the meaning given that term in Section 12.1.
                                               ------------

     "US GAAP" means generally accepted accounting principles in the United States.

     "ICC" means the Court of Arbitration of the International Chamber of Commerce.

     "ICC Rules" means the Rules of Arbitration of the International Chamber of Commerce.

     "Lenders" means the Persons providing loans or credit under the Financing Agreements.

     "Letter Agreements" has the meaning given that term in the Recitals section of this Agreement.

     "Marketing Agreement" has the meaning given that term in the Recitals section of this Agreement.

     "Member" means any registered owner of a Capital Interest.

     "Members Meeting" means any meeting of Members of the Company, conducted pursuant to this Agreement, the Organizational Documents and the Code, including any Ordinary Members Meeting and Extraordinary Members Meeting.

     "Mexico" means the United Mexican States.

     "Mexico GAAP" means generally accepted accounting principles in Mexico.

     "Offer" means a bona fide written offer.

     "Ordinary Resolutions" has the meaning given that term in Section 5.6.
                                                               -----------

     "Ordinary Members Meeting" has the meaning given that term in Section 5.1.
                                                                   -----------

     "Organizational Documents" means the Company's charter/bylaws (estatutos) as further described in Section 2.1. Upon formation of the Company, the
                        -----------
Ownership Percentage of each Member shall be as set forth in Exhibit D.
                                                             ---------

     "Ownership Percentage" of any Member means at the time in question the ratio (expressed as a percentage) that the Value of a Capital Interest then owned by such Member bears to the aggregate amount of all equity contributions made by the Members.

     "Person" means any natural person, corporation, company, partnership (general or limited), limited liability company, business trust, or other entity or association.

     "Pesos" means freely transferable lawful money of Mexico.

     "Potential Acquirer" has the meaning given that term in Section 8.2(b).
                                                             --------------

     "Preferential Purchase Price" has the meaning given that term in Section
                                                                      -------
8.2(b).
------

     "Project" means the construction and operation of a manufacturing plant at a location to be selected by the Board of Managers in Mexico primarily for the manufacture of woven fabrics for sale to apparel manufacturers and other sectors, including, without limitation, the manufacture of greige sheeting fabric, and the development, financing, construction, ownership, maintenance, and operation of such facility by or on behalf of the Company.

     "Project Contract" means any of the following agreements to which the Company will be a party:

          (a)  the Marketing Agreement;

          (b)  the Agency Agreement;

          (c)  the Letter Agreements;

          (d) the agreement or agreements under which the Company will acquire title to the sites for the Project or will be granted leasehold title to those sites; and

          (e)  any other agreement material to the completion of the Project.

     "Receiving Members" has the meaning given that term in Section 6.1.
                                                            -----------

     "Regular Meetings" has the meaning given that term in Section 4.4.
                                                           -----------

     "Representatives" has the meaning given that term in Section 9.2(c).
                                                          --------------

     "Request for Arbitration" has the meaning given that term in Section
                                                                  -------
11.3(a).
-------

     "Response Notice" has the meaning given that term in Section 6.2.
                                                          -----------

     "Special Meetings" has the meaning given that term in Section 4.4.
                                                           -----------

     "Specified Rate" means, for any period for which interest is to be calculated, a rate of interest per annum for each day during that period equal to 4% per annum over the three-month London Interbank Offered Rate for Dollars quoted in The Wall Street Journal for that day (or if not published that day, the next preceding day on which it is published), or if a range is quoted, the midpoint of that range.

     "Subscriptions" has the meaning given that term in Section 3.4.
                                                        -----------

     "Subject Capital Interests" has the meaning given that term in Section
                                                                    -------
8.2(b).
------

     "Three-Year Business Plan" has the meaning given that term in Section 10.6.
                                                                   ------------

     "Transfer" means to sell, transfer, assign, or otherwise dispose of, or the act of doing any of the foregoing, but not the act of granting or imposing an Encumbrance.

     "Transfer Notice" has the meaning given that term in Section 8.2(b).
                                                          --------------

     "Ultimate Parent" means the Affiliate of the applicable Member that controls, directly or indirectly, such Member and all of such Member's other Affiliates; thus, as of the date hereof the Ultimate Parent of Zaga is Zaga (as no Affiliate controls Zaga) and the Ultimate Parent of DRI is Dan River Inc.

     "United States" or "US" means the United States of America.

     "Value of a Capital Interest" means the aggregate amount of equity contributions expressed in multiples of one Peso made by a Member and its predecessors to the Company.

     "Zaga" has the meaning given such term in the introductory paragraph of this Agreement.

                                   EXHIBIT A
                                   ---------


                              MARKETING AGREEMENT

     This Marketing Agreement (this "Agreement"), dated as of January 5, 2000, is entered into by and between DanZa Textil, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States ("Manufacturer") and Dan River Inc., a corporation organized under the laws of the State of Georgia, United States of America ("DRI").

                                   RECITALS

     A subsidiary of DRI and Grupo Industrial Zaga, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Zaga"), are parties to a Members Agreement dated as of January 5, 2000 (the "Members Agreement") whereby Zaga and a subsidiary of DRI are the sole members, and thus own in the aggregate 100% of the corporate capital, of the Manufacturer. Pursuant to the Members Agreement, Manufacturer is to develop, build, own and operate a manufacturing plant at a location to be selected in Mexico primarily for the manufacture of woven fabrics for sale to apparel manufacturers and other sectors, including, without limitation, the manufacture of greige sheeting fabric (the "Plant"). The Members Agreement provides that Manufacturer shall enter into this Agreement, the purpose of which is to set forth the terms and conditions upon which DRI will be the sole and exclusive worldwide marketer of the products manufactured at the Plant (the "Products").

     NOW THEREFORE, intending to be legally bound, Manufacturer and DRI agree as follows:

                                   Exhibit A

     1.   Definitions. Capitalized words and phrases used in this Agreement
          -----------
shall have the meanings set forth in the Members Agreement, unless such words and phrases are otherwise defined herein.

     2.   Grant of Marketing Rights. During the term of this Agreement, DRI
          -------------------------
shall have the exclusive right to market, promote and sell the Products on behalf of Manufacturer throughout the world. DRI's responsibilities shall include, but shall not be limited to the following:

     (a) utilizing DRI's existing marketing personnel and sales force to determine where and to whom to market the Products;

     (b) determining the terms and conditions of sale of the Products including pricing and discounts;

     (c) designing fabrics in cooperation with Manufacturer's customers utilizing DRI's in-house design staff to meet Manufacturer's customer's needs (including fabric specifications as well as artistic matters); and

     (d) selecting trademarks and style names under which the fabrics produced by the Plant will be marketed.

     3.   Best Efforts. DRI agrees to use its commercially reasonable best
          ------------
efforts to solicit orders for the Products from customers and to promote and market the sale of the Products; it is understood, however, that DRI shall not be liable for decisions made in good faith and in the absence of gross negligence with regard to the marketing of the Products, specifically including, without limitation, decisions made in respect of the creditworthiness of the Manufacturer's customers. Manufacturer will use its commercially reasonable best efforts to produce fabrics in a timely fashion in types and constructions requested by DRI from time to time to fill approved orders solicited by DRI.

     4.   Cooperation. DRI and the Manufacturer will work closely together to
          -----------
help insure that delivery schedules and other production parameters are feasible and are achieved as planned. DRI agrees to provide Manufacturer with all marketing and customer information reasonably required by the general manager to prepare the Annual Business Plan and Three Year Business Plan and other monthly and quarterly reports pursuant to the Members Agreement.

     5.   Orders. Customer orders solicited by DRI will be forwarded to
          ------
Manufacturer for confirmation and acceptance by Manufacturer, which confirmation and acceptance shall be reasonable. Order allocation, running schedules and profitability of product mix for Manufacturer and DRI's remaining U.S. apparel fabrics facilities will be reviewed quarterly. The parties will work in good faith to identify the cause of any discrepancies between the plants, and remedial action will be taken, if appropriate, to adjust for such discrepencies.

     6.   Trademarks, Copyrights and Other Intellectual Property.
          ------------------------------------------------------

     (a) For purposes of this Agreement, the term "Intellectual Property" shall mean trademarks, style names, copyrights and any other proprietary rights in and to fabrics, fabric products, fabric designs and any packaging and marketing materials.

     (b) DRI hereby grants to the Manufacturer a non-exclusive license to use the Intellectual Property of DRI which DRI, in its sole discretion, shall determine from time to time to be useful in the performance of DRI's obligations under this Agreement, such Intellectual Property to be used by Manufacturer solely for the purposes of manufacturing Products at the Plant and marketing and selling such Products as permitted by this Agreement. Manufacturer shall have no right to sublicense these rights. All use of DRI's Intellectual Property shall inure to DRI's sole benefit, shall immediately cease upon termination of this Agreement, and Manufacturer shall acquire no rights therein, except as specifically provided herein.

     (c) Intellectual Property which is created for Manufacturer and used initially by Manufacturer on and in connection with Products shall be the property of Manufacturer. Manufacturer hereby grants a non-exclusive worldwide license to DRI to use such Intellectual Property on and in connection with its products and those of its subsidiaries so long as this Agreement is in effect.

     (d) Manufacturer and DRI each agrees that the quality of the products sold by either of them utilizing the Intellectual Property of the other will be of good quality and in no event less than the quality of goods using the Intellectual Property sold by the owner of the Intellectual Property, that each of them shall have the right to require delivery of a reasonable number of sample products in order to verify the quality of such products, and that each party will promptly correct any quality deficiencies which are called to its attention by the owner of the Intellectual Property. In the event that any quality deficiencies are not corrected to the reasonable satisfaction of the owner of the Intellectual Property, such owner may terminate the license to such Intellectual Property granted herein.

     (e) The parties agree to cooperate reasonably in all of the efforts of the owner of the Intellectual Property (at the sole cost and expense of the owner of the Intellectual Property, and subject to its sole approval) to perfect and protect all rights in and to the Intellectual Property.

     7.   Compensation. In consideration for the services and use of the
          ------------
Intellectual Property to be provided by the parties herein, the parties shall be compensated as provided in that certain letter agreement dated as of January 5, 2000 between Zaga and DRI regarding the allocation of selling, general and administrative expenses; provided, however, that it is understood that reasonable commissions payable to third party sales agents shall be payable by the Manufacturer.

     8.   Sales Forecast: DRI will use reasonable commercial efforts to try to
          --------------
achieve at least $65 million U.S. dollars in sales of Danza's products. This means that, over time, DRI will use its reasonable commercial efforts to cause Danza's net sales to be not less than 46% of total net sales of DRI's Apparel Fabrics Division when the Danza plant is fully operational. It is understood that the sales and percent allocation numbers are targets that the parties will work diligently to achieve but are not guarantees. In the event of deviations from the target allocation, the parties will work in good faith to identify the cause of such discrepancies and remedial action will be taken, if appropriate, to adjust for such discrepancies.

     9.   Term of the Agreement.
          ---------------------

     (a) Unless earlier terminated as provided below, this Agreement shall be effective upon execution by both parties for an initial term of five years. The Agreement shall automatically continue on a month-to-month basis thereafter unless and until terminated by either party with or without cause upon written notice given at least one year prior to the effective date of termination.

     (b) Notwithstanding the foregoing, this Agreement shall automatically terminate in the event of (i) passage or implementation of any law or regulation which materially and adversely impedes the parties' rights under the Agreement,
(ii) the withdrawal or suspension of any license or approval necessary in order for the parties to perform their obligations under the Agreement or (iii) the other party shall become the subject of any bankruptcy petition, or of a compulsory or voluntary liquidation, compound with creditors generally, appointment of receiver for all or a part of a parties' assets, the taking or suffering any similar action to be taken in the consequence of debt, or becoming unable to pay debts when they fall due.

     (c) Either party shall have the right to terminate the Agreement upon written notice to the other party in the event of a material breach of the Agreement; provided, however, the breaching party shall be given a reasonable period of time (not to exceed ninety (90) days) within which to cure such breach.

     10.  Independent Contractors. Neither party's employees shall be considered
          -----------------------
the employees of the other party, nor shall any action taken by one party be deemed to bind the other party unless and until accepted or acknowledged by the other party in writing. Nothing in this Agreement shall be construed to require DRI to indemnify Manufacturer against claims for injury or damage arising out of or related to defects in the Products or otherwise relating in any way to Manufacturer's operations.

     11.  Complaints. The parties shall cooperate fully in the resolution of any
          ----------
claims or disputes which may arise from complaints made by customers. DRI shall have no authority to settle or adjust claims or disputes without Manufacturer's consent.

     12.  Government Approvals. In the event this Agreement needs to be approved
          --------------------
by any governmental authority, the parties agree to cooperate reasonably in securing the necessary approvals.

     13.  Force Majeure. Neither party shall be liable or deemed to be in
          -------------
default of this Agreement on account of any breach of the terms of this Agreement due to a force majeure event. For purposes of this Agreement force majeure shall include the following: acts of God; strikes, lockouts or similar industrial disturbances; acts of public enemies; orders or restraints of any kind by the government of Mexico or the United States, or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; war; insurrections; civil disturbances; riots; lightning; earthquakes; hurricanes; washouts; arrests; restraints of government and people; explosions; change in government standards and regulations; or any other cause, circumstance or event not reasonably within the control of either party.

     14.  Corrupt Practices. The parties understand and agree that no payment to
          -----------------
be made hereunder shall be made for any purpose or in any manner prohibited by applicable law.

     15.  Assignment.  This Agreement may be assigned by either party to an
          ----------
Affiliate; no other assignment or assumption of this Agreement is permissible, and no such assignment and assumption shall be valid until and unless approved by the other party in writing. Subject of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns.

     16.  Notices. All notices, requests, or consents provided for or permitted
          -------
to be given under this Agreement must be in writing and are effective (a) on actual receipt by the addressee if personally delivered (including delivery against a written receipt by an internationally recognized courier) to the address below or (b) on transmission (with written confirmation of receipt, whether from the transmitter's machine or otherwise) to the addressee if transmitted by facsimile to the number below during normal business hours of the addressee on a business day (or if transmitted outside such hours, as of the opening of business of the addressee on the next business day):

     Grupo Industrial Zaga, S.A. de C.V.
     Antigua Carretera Mexico-Queretaro Km. 7074
     Edificio A-P.B.: Interior 19
     Colonia San Mateo 2/nd/ Secc.
     Tepeji del Rio de Ocampo, Hidalgo
     C.P. 42850
     Mexico
     Attention: Rafael Zaga
     Telecopy:  525-333-0391

     Dan River Inc.
     1065 Avenue of the Americas
     19th Floor
     New York, New York 10018
     Attention: President, Apparel Fabrics Division
     Telecopy:  212-554-5711

     with copy to:

          Dan River Inc.
          2291 Memorial Drive
          Danville, Virginia 24541
          Attention: General Counsel

     DanZa Textil, S. de R.L. de C.V.
     Aut. Mexico-Queretaro Km. 84
     San Cayetano la Loma, Vega de Madera
     Tepeji del Rio de Ocampo, Hidalgo, Mexico

Any party may change the address or facsimile number to which notices are to be directed to it by notice to the other party in the manner specified above.

     17.  Indemnification.
          ---------------

     (a) Manufacturer hereby agrees to defend, indemnify and hold harmless DRI, its directors, trustees, officers, employees and agents from and against any liability associated with the Products for bodily injury (including death at any time resulting therefrom) and property damage, whether based on theories of contract, tort, strict liability or otherwise, and Manufacturer shall pay any and all claims, damages, costs, expenses (including without limitation reasonable attorneys' fees), and any other damages arising or resulting from any such claim, suit or demand.

     (b) Each of the parties agrees to defend and indemnify the other with respect to any claim, suit or demand associated with the alleged infringement of any third party's intellectual property rights associated with either party's use of any Intellectual Property of the other in accordance with the terms and conditions of this Agreement.

     18.  Party's Obligation Upon Termination. Upon termination of this
          -----------------------------------
Agreement each of the parties shall return to the other any samples, price lists, promotional materials or other confidential information pertaining to such other party's business. Each party agrees not to utilize or disclose to any third party during or after the termination of this Agreement, in competition with or in any way to the detriment of the other party, any information or data furnished to such party. All such information shall be kept confidential for a period of five years after the termination of this Agreement.

     19.  Governing Law; Submission to Jurisdiction; Resolution of Disputes. THE
          -----------------------------------------------------------------
PROVISIONS OF SECTION 15.2 AND ARTICLE XI OF THE MEMBERS AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE MUTATIS MUTANDI.

     20.  Language of the Agreement. This Agreement has been originally drafted
          -------------------------
and negotiated in English, and the English language version shall be controlling in all matters of interpretation of this Agreement.

     21.  Severability. If any portion of this Agreement shall be deemed
          ------------
unenforceable by a court of competent jurisdiction, then such portion shall be deemed separate, and the remainder hereof shall be enforceable in accordance with its terms.

     22.  Captions. Captions in this Agreement are for convenience only and
          --------
shall not be considered in the construction and interpretation hereof.

     23.  Integrated Agreement; Previous Agreements. This Agreement constitutes
          -----------------------------------------
the complete integrated agreement between the parties concerning the subject matter hereof. All former agreements, understandings, negotiations or representations, whether oral or in writing, relating to the subject matter of this Agreement are superseded and canceled in their entirety.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be signed by their duly authorized representatives as of the date set forth in the first paragraph hereof.

DAN RIVER INC.                          DANZA TEXTIL, S. DE R.L. DE C.V.


By:____________________________         By:_______________________________

Title:_________________________         Title:____________________________

                                        By:_______________________________

                                        Title:____________________________

                                   EXHIBIT B
                                   ---------



January 5, 2000

Grupo Industrial Zaga
Antigua Carretera Mexico-Queretaro Km. 7074
Edificio A-P.B.: Interior 19
Colonia San Mateo 2/nd/ Secc.
Tepeji del Rio de Ocampo, Hidalgo
C.P. 42850
Mexico

Gentlemen:

     This letter ("Letter Agreement") will confirm and set forth the terms and conditions under which Grupo Industrial Zaga, S.A. de C.V., a sociedad anonima de capital variable, organized and existing under the laws of the United Mexican States ("you," "your," "Zaga") is appointed and authorized as the independent sales representatives to solicit orders for DanZa Textil, S. de R.L. de C.V. (the "Company") in Mexico (the "Territory"). Notwithstanding any of the terms of this Letter Agreement, Dan River Inc. (hereinafter "we," "us," "our," "Dan River") shall have the exclusive worldwide right to market the products manufactured by the Company (the "Products") pursuant to a Marketing Agreement of even date herewith (the "Marketing Agreement").

     Details concerning the arrangements generally described above are as follows:

1.   Term:
     -----

     This Agreement shall have the exact term provided for in Section 9 of the Marketing Agreement, unless earlier terminated by mutual agreement of the parties or pursuant to Section 15 below. Dan River shall give Zaga prompt notice of any termination or anticipated termination of the Marketing Agreement.

2.   Territory and Products:
     ----------------------

     The rights granted pursuant hereto shall only be exercised in the Territory, unless otherwise agreed by the parties hereto in writing, and shall apply only to the Products. We will consider in good faith any requests made by you for solicitations of orders outside of the Territory.

                                   Exhibit B

3.   Best Efforts:
     -------------

     You hereby agree to use your commercially reasonable best efforts to solicit orders for the Products from customers in the Territory and to cooperate generally with us in promoting the sale of the Products. You shall promptly submit all inquiries and orders to Dan River. It is hereby acknowledged and understood that you shall have no authority to undertake or enter into any obligations, contractual or otherwise, on our behalf or on behalf of the Company. You will supply at your own cost and expense all facilities and services essential in fulfilling your duties hereunder.

4.   Use of Trademarks; Copyright Protection:
     ---------------------------------------

     (a) This letter Agreement does not grant any rights to the use of any of Dan River's or the Company's trademarks, trade names, copyrights or other intellectual property, except as used by us or the Company on and in connection with the Products, and you shall not use any such trademarks, trade names, copyrights or other intellectual property in your business name, your business forms, in advertising material or otherwise without prior written approval and permission from us or the Company, as the case may be. Any use by you of such trademarks, trade names, copyrights or other intellectual property shall inure solely to the benefit of the owner thereof, and you agree that you acquire no rights therein, except as expressly provided herein. You agree to cease all permitted use of such trademarks, trade names or other intellectual property upon termination of this Agreement or upon the owner's earlier request.

     (b) You will provide to us assistance generally in connection with the sale of Products to customers in the Territory, including for example, keeping us informed as to textile product activities generally and any improper or wrongful use of any of the Dan River or the Company trademarks, trade names, logos or designs which may come to your attention from time to time. You agree to cooperate fully in any effort to maintain registration of the trademarks or copyrights in the Territory or in any effort to terminate an infringement of any such intellectual property in the Territory.

5.   Taxes:
     ------

     You shall be responsible for payment of any taxes arising out of your activities arising under this Letter Agreement (except for taxes which may be imposed on Dan River's or the Company's net income, or sales taxes and the like).

6.   Compensation:
     -------------

     In consideration for the services provided for herein, you shall be compensated as provided in that certain letter dated as of January 5, 2000 between Zaga and Dan River regarding the allocation of selling, general and administrative expenses; provided, however, that it is understood that reasonable commissions payable to third party sales agents shall be payable by the Company.

7.   Orders:
     -------

     Each order that we receive from you shall be subject to approval by us and acceptance by the Company in Mexico.

8.   Independent Representative:
     --------------------------

     Neither you nor any of your employees shall be considered our employees or employees of the Company, and neither their actions nor your actions shall bind Dan River or the Company to any agreement, nor shall you or your employees make any representation or warranty concerning the Products or in any manner assume or create any obligations or responsibility whatsoever in our name or in the name of the Company. You agree to indemnify and hold us and the Company harmless against any and all claims, actions, and damages whatsoever arising directly from any unauthorized obligations or responsibility which you or your employees may assume without proper authorization from us or the Company, or otherwise arising directly or indirectly from your breach of this Letter Agreement or from your acts or omissions. The parties agree that you shall function under this Letter Agreement as independent sales representatives, and the manner and means by which you perform your obligations hereunder shall be determined solely by you. You will undertake to acquire at your cost any licenses or permission necessary to your operations and to comply with all applicable laws or registration requirements. NOTHING CONTAINED HEREIN SHALL BE CONSTRUED TO REQUIRE YOU TO INDEMNIFY US OR THE COMPANY AGAINST CLAIMS FOR INJURY OR DAMAGE ARISING OUT OF OR RELATED TO DEFECTS IN THE PRODUCTS.

9.   Complaints:
     -----------

     You will promptly inform us and the Company of all complaints made by customers and will assist us and the Company in adjusting any claims or disputes which may arise, but you are not authorized to make any settlements or to adjust any claims or disputes without the Company's or our prior written consent.

10.  Governmental Approvals:
     ----------------------

     If this Letter Agreement needs to be approved by any governmental entity in the Territory, or any filings or registrations need to be made with the governmental entity in connection herewith, you shall submit the Agreement to the appropriate authorities for the purpose of securing such necessary approvals and shall use your best efforts to obtain all necessary approvals. If approvals are required and no such approval has been secured within ninety (90) days of the date of this Letter Agreement, either party may give notice to the other terminating this Letter Agreement without incurring any obligation in respect thereto. All approvals contemplated in this Letter Agreement shall be obtained at your expense, and you shall be solely responsible for and indemnify and hold us and the Company harmless with respect to any fines, payments, costs and expenses incurred in connection therewith. You warrant and represent that your activities pursuant hereto shall not violate any law of any political entity or subdivision in the Territory and that your activities pursuant hereto shall be conducted at all times in accordance with any law, rule or regulation applicable in the Territory.

11.  Competition:
     -----------

     During the term hereof, you agree not to sell or offer for sale, or to be directly or indirectly interested in the sale in the Territory of any products competitive to the Products, unless the prior written consent of Dan River and the Company has first been secured.

12.  Force Majeure:
     --------------

     Neither you, we, nor the Company shall be liable or deemed to be in default on account of any breach of the terms of this Letter Agreement due to a force majeure event. For purposes of this Agreement, force majeure shall include the following: acts of God; strikes, lockouts or similar industrial disturbances; acts of public enemies; orders or restraints of any kind by the government of Mexico or the United States, or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; war; insurrections; civil disturbances; riots; lightning; earthquakes; hurricanes; washouts; arrests; restraints of government and people; explosions; change in government standards and regulations; or any other cause, circumstance or event not reasonably within the control of either party.

13.  Corrupt Practices:
     -----------------

     You understand and agree that no part of any payment we make to you is to be used by you, or by any other person, for any purpose prohibited by applicable law. If we learn or have reason to believe that any payments being made to you by us or the Company hereunder are being used for such prohibited purposes, we reserve the right to immediately terminate this Letter Agreement notwithstanding any provisions hereof to the contrary, and to receive prompt reimbursement of any funds so used.

14.  Assignment; Notices:
     -------------------

     This Letter Agreement may be assigned to your affiliate with written notice to us and to the Company; otherwise, this Letter Agreement is nonassignable and nontransferable by you. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and are effective
(a) on actual receipt by the addressee if personally delivered (including delivery against a written receipt by an internationally recognized courier) to the address below or (b) on transmission (with written confirmation of receipt, whether from the transmitter's machine or otherwise) to the addressee if transmitted by facsimile to the number below during normal business hours of the addressee on a business day (or if transmitted outside such hours, as of the opening of business of the addressee on the next business day):

     Grupo Industrial Zaga, S.A. de C.V.
     Antigua Carretera Mexico-Queretaro Km. 7074
     Edificio A-P.B.: Interior 19
     Colonia San Mateo 2/nd/ Secc.
     Tepeji del Rio de Ocampo, Hidalgo
     C.P. 42850
     Mexico
     Attention: Rafael Zaga
     Telecopy:  525-333-0391

     Dan River Inc.
     1065 Avenue of the Americas
     19th Floor
     New York, New York 10018
     Attention: President, Apparel Fabrics Division
     Telecopy:  212-554-5711

     with copy to:

          Dan River Inc.
          2291 Memorial Drive
          Danville, Virginia 24541
          Attention: General Counsel

     DanZa Textil, S. de R.L. de C.V.
     Aut. Mexico-Queretaro Km. 84
     San Cayetano la Loma, Vega de Madera
     Tepeji del Rio de Ocampo, Hidalgo, Mexico

15.  Termination:
     -----------

     In addition to those circumstances set forth in Sections 1 and 10 above, this Agreement shall also be subject to early termination in the following circumstances:

     (a) Upon occurrence of the following events, this Letter Agreement shall automatically terminate:

          (i) The passage or implementation of any laws or regulations which materially and adversely change our rights or those of the Company under this Letter Agreement; and

          (ii) The withdrawal or suspension of any license or approval necessary for you to operate under this Letter Agreement.

     (b) Upon occurrence of the following events, Dan River shall have the right to terminate this Letter Agreement after notice to you and completion of a thirty day period in which you may cure any defect:

          (i)   Your engaging in unauthorized sales of competing products;

          (ii) Your repeated and/or gross negligence in promoting or marketing the products;

          (iii) Your refusal to comply with our reasonable, legitimate instructions;

          (iv) Your entry into bankruptcy, compulsory or voluntary liquidation, or compound with your creditors generally, or the appointment of a receiver for all or any part of your assets, or the taking or suffering any similar action in consequence of debt or becoming unable to pay your debts as they fall due; and

          (v)   Any other material breach of this Letter Agreement.

16.  Waiver of Indemnification and Damages:
     -------------------------------------

     In the event of an early termination of this Letter Agreement or in the event that this Letter Agreement is not renewed, you hereby agree to waive any and all claims you may otherwise have under any law, rule, regulation, decree, etc., whether of Mexico or any other country to receive indemnification and/or damages from Dan River or the Company. This limitation shall not apply to those claims arising directly out of the substantive law of the United States.

17.  Your Obligations Upon Termination:
     ---------------------------------

     After termination, you shall return to us all samples, price lists, any promotional materials and other things furnished by us. You agree not to utilize or disclose to any third party during or after termination of this Letter Agreement, in competition with us or in any way to our detriment, any information or data furnished by us pertaining to our business or that of the Company.

18.  Severability:
     ------------

     If any portion of this Letter Agreement shall be deemed unenforceable by a court of competent jurisdiction, then such portion shall be deemed separate, and the remainder hereof shall be enforceable in accordance with its terms.

19.  Governing Law; Resolution of Disputes:
     -------------------------------------

     THE PROVISIONS OF SECTION 15.2 AND ARTICLE XI OF THE MEMBERS AGREEMENT DATED JANUARY 5, 2000 BETWEEN ZAGA AND DAN RIVER

INTERNATIONAL LTD. (the "Members Agreement") ARE HEREBY INCORPORATED BY REFERENCE MUTATIS MUTANDI.

20.  Language of the Agreement:
     -------------------------

     This Agreement was originally drafted and negotiated in English, and the English language version shall be controlling in all matters of interpretation of the Agreement.

21.  Authorization:
     -------------

     Each of the parties hereto represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and that it is duly authorized and empowered to enter into, deliver and perform this Agreement, and that such delivery and performance will not violate its charter, bylaws or other similar governing documents, or result in any violation of law. Each of the parties represents that the person signing this Agreement on its behalf is authorized to do so.

22.  Entire Agreement:
     ----------------

     This Letter Agreement supersedes and cancels all existing agreements and understandings between us which pertain to the matters covered in this Letter Agreement. This letter Agreement and Attachment hereto will hereafter constitute our entire agreement and may be amended only in an instrument in writing signed by both parties.


     If the foregoing correctly states our complete understanding, please sign both copies of this letter Agreement, evidencing your intention to be legally bound, and return one copy to us. We look forward to continuing a beneficial relationship for you and for us.

                                        Very truly yours,

                                        DAN RIVER INC.


                                        By:______________________

                                        Title:___________________

Agreed:

GRUPO INDUSTRIAL ZAGA, S.A. DE C.V.


By:____________________________

Title:_________________________


DANZA TEXTIL, S. DE R.L. DE C.V.



By:____________________________

Title:_________________________



By:____________________________

Title:_________________________

                                   EXHIBIT C
                                   ---------

                            [Dan River Letterhead]

                                January 5, 2000


Grupo Industrial Zaga, S.A. de C.V.
Antigua Carretera Mexico-Queretaro Km. 7074
Edificia A-P.B.: Interior 19
Colonia San Mateo 2/nd/ Secc.
Tepeji del Rio de Ocampo, Hidalgo
C.P. 42850

Dear Sirs:

         Reference is made to the Members Agreement dated as of January 5, 2000 (the "Members Agreement") between Grupo Industrial Zaga, S.A. de C.V. ("Zaga") and Dan River International Ltd. ("DRIL") with respect to the ownership and management of DanZa Textil, S. de R.L. de C.V. ("Danza"). The purpose of this letter agreement (the "Agreement") is to set out the understanding between Zaga and Dan River Inc. ("Dan River") regarding (i) the transfer of certain manufacturing capacity from Dan River's U.S. facilities to Danza, (ii) the purchase or lease by Danza of certain equipment from Dan River's U.S. facilities, (iii) the procurement of yarn and finishing services by Danza from outside sources (including, as appropriate, Zaga and Dan River), (iv) certain restrictions on competition and (v) finishing services. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Members Agreement. Zaga and Dan River are hereunder also referred to collectively as the "Parties."

         1. Dan River and Zaga hereby agree that manufacturing capacity substantially equivalent to the apparel fabrics yardage currently produced at Dan River's Division II shall be transferred to Danza.

         2. Dan River shall sell or lease (or cause an Affiliate thereof to do
         so) to Danza the looms, warping, drawing-in and other support equipment from certain of Dan River's U.S. facilities (the "Equipment"). Dan River will provide Zaga with a detailed list of the Equipment six months following the date this Agreement is executed. As consideration for the Equipment, Danza hereby agrees to purchase or lease the Equipment from Dan River on a basis that will enable Dan River to recover the appraised value of the Equipment over a five-year period, plus interest at a market rate on the unpaid balance. The Equipment shall be appraised pursuant to the mechanism set forth on the attached EXHIBIT A; provided, however, that if the two appraisals referenced in
         ---------
         EXHIBIT A differ by more than 10% and Dan River and Zaga cannot, in a
         ---------
         good faith effort, agree upon a fair value for the Equipment, either Zaga or DRIL may terminate the Members Agreement in accordance with
         Article XIV thereof; provided, however, that neither Member shall be able to terminate the Members Agreement 90 Days or more after the second appraisal is rendered. The Members shall cause Danza to bear the cost of

                                   Exhibit C
         shipping and installing the Equipment in Mexico; however, Dan
         River shall be responsible, at its sole expense, for packing the equipment for shipment to Mexico, supervising its installation and ensuring that the Equipment is operational when installed in Mexico. The Members agree that Danza shall not be required to pay for Equipment that is not operational in Mexico. Once the appraisal referred to herein has been agreed upon, the Parties shall agree on whether the Equipment is to be purchased or leased and shall agree on the definitive documents for the sale or lease thereof.

         3. Dan River, through DRIL, its Affiliate, and Zaga hereby shall cause Danza to purchase yarn from the most advantageous sources based on, among other factors, price, quality and delivery schedules. However, the Members shall cause Danza to purchase yarn from Dan River or its Affiliate for a transition period that will end six months after the manufacturing plant for the Project is fully operational (the "Transition Period"). Yarn sold to Danza during the Transition Period shall be at the market price for comparable yarns sold by U.S. manufacturers. After the Transition Period is over, Zaga shall have the right to sell substantially the same quantities and mix of yarns to Danza as was sold by Dan River or its Affiliates during the Transition Period at the market price for comparable yarns sold by Mexican manufacturers (provided the yarn specifications, quality, weaving performance, etc., meet Danza's requirements).

         4. Neither Dan River nor its Affiliates shall add any additional weaving capacity in the United States for apparel fabrics; however, neither Dan River nor any Affiliate thereof shall be restricted from:
         (i) modernizing existing facilities, as long as the weaving capacity is not increased as a result of such modernization; (ii) adding capacity to weave fabrics which are required by any U.S. law to be manufactured in the United States (e.g., government and military fabrics); or (iii) acquiring textile manufacturing businesses in the United States that include apparel fabrics operations, so long as the apparel fabrics sales of such acquired business do not represent more than 50% of total sales of the acquired business.

            Should Dan River or any Affiliate acquire a business (the "New Business") in the United States that includes an apparel fabrics business which manufactures fabrics manufactured by Danza (the "Competing Apparel Fabrics Business"), Dan River shall, after the closing of the acquisition, offer to sell the Competing Apparel Fabrics Business to Danza (the "Offer") at a price equal to the price actually paid by Dan River or its Affiliate for the New Business times a fraction equal to the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Competing Apparel Fabrics Business divided by the EBITDA of the New Business, in each case for the most recently completed fiscal year of the New Business. If Danza rejects any such Offer, Dan River or its Affiliates shall be free of restrictions to run the Competing Apparel Fabrics Business.

            For purposes of this section 4, the definition of apparel fabrics shall include any fabric scheduled into the Danza plant by Dan River on a consistent basis for a period of three months or more, with the exception of fabrics for home fashion products, which shall not be restricted in any way.

         5. Dan River agrees to provide finishing to Danza at its manufacturing cost (excluding selling, general and administrative expenses). However, the Members agree that Danza shall not be restricted from acquiring finishing from any source that provides acceptable quality, delivery schedules and prices.

         This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, that it is understood that in the event the Members Agreement is terminated as provided herein and therein, each of the obligations set forth herein shall be terminated, and no party shall have any further obligation to the other thereafter, other than with respect to any obligations that have accrued to the date of termination. The provisions of Articles XI and 15.2 of the Members Agreement are hereby incorporated mutatis mutandi. This Agreement may be modified or supplemented only by written agreement of the Parties hereto.

                                        Signed:
                                        Dan River Inc.


                                        By:_____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

Acknowledged and agreed to:
Grupo Industrial Zaga, S.A. de C.V.

By: _______________________________
      Mayer Zaga
      President

DanZa Textil, S.A. de C.V.

      By: _________________________
      Name:________________________
      Title:_______________________


      By: _________________________
      Name:________________________
      Title:_______________________

                          [Intentionally Left Blank]

                                    EXHIBIT D
                                    ---------


                             [Dan River Letterhead]

                                 January 5, 2000

Grupo Industrial Zaga, S.A. de C.V.
Antigua Carretera Mexico-Queretaro Km. 7074
Edificia A-P.B.: Interior 19
Colonia San Mateo 2/nd/ Secc.
Tepeji del Rio de Ocampo, Hidalgo, Mexico
C.P. 42850

         Re:  Allocation of Selling, General and Administrative Expenses

Dear Sirs:

         Reference is made to that certain Members Agreement dated as of January 5, 2000 between Grupo Industrial Zaga, S.A. de C.V. ("Zaga") and Dan River International Ltd. ("DRIL") with respect to the ownership and management of DanZa Textil, S. de R.L. de C.V. ("Danza") and that certain Members Agreement dated as of January 5. 2000 between Zaga and DRIL with respect to the ownership and management of Zadar, S. de R.L. de C.V. ("Zadar"). The purpose of this letter agreement (the "Agreement") is to set out the understanding between Zaga and Dan River Inc. ("DR") regarding the allocation of the selling, general and administrative ("S, G & A") expenses of DR and Zaga, and their respective affiliates, that are chargeable to Danza and Zadar. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the aforementioned Members Agreements.

         The S, G & A expenses of DR and its Affiliates will be allocated to and paid by Danza and Zadar to DR with respect to any fiscal year of DR in an amount equal to: 10% of Danza's annual net sales, plus 0.5% of Zadar's annual net sales, the total of which shall not exceed an amount equal to the product of DR's actual annual divisional S, G & A expenses for its Apparel Fabrics Division (excluding sample layout, dye lab and color matching expense) times a percentage
                                                              -----
equal to Danza's annual net sales divided by total Apparel Fabrics Division
                                  ----------
annual net sales plus an allocation of $2.4 million Dollars for DR's corporate
                 ----
S, G & A/1/; provided, however, to the extent Danza's annual operating income
             --------  -------
(earnings before interest and taxes) exceeds 10% of its annual net sales, DR may charge an additional amount of corporate S G & A expenses up to an additional $1.1 million Dollars, to the extent that such additional allocation does not cause Danza's annual operating income as a percentage of its annual net sales to drop below 10%. An example of the foregoing calculation is attached. Notwithstanding the foregoing, it is understood that the allocation of divisional S, G & A expenses shall not be increased based upon reductions in DR's U.S. apparel fabrics sales, unless such reductions result

__________________
/1/ DR will allocate corporate S,G & A to the Apparel Fabrics Division based on its cost of sales compared to DR's total cost of sales, calculated on a basis consistent with prior practice. Danza will receive a proportionate part of that allocation based on Danza's sales compared to total Apparel Fabrics Division's sales, not to exceed $2.4 million Dollars or $3.5 million Dollars, as determined herein.

                                   Exhibit D
primarily from transfer of DR's production capacity to Danza. DR agrees that it will make reasonable commercial efforts to limit increases in the Apparel Fabrics Division's S, G & A expense over time.

         It is further agreed that the S, G & A expenses of Zaga will be allocated to and paid by Zadar and Danza with respect to any fiscal year of Zaga in an amount equal to 3.5% of Zadar's annual net sales, plus 0.7% of Danza's annual net sales, provided that the total amount of such allocation shall not exceed $1.5 million Dollars. Examples of the calculations described above are attached.

         The amounts owed will be paid to DR and Zaga, as the case may be, as soon as practicable following the end of each of Danza's and Zadar's fiscal quarters, and in any event within 30 Days thereof. All payments shall be made in U.S. Dollars.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that it is understood that in the event either Members Agreement referenced above is terminated as provided therein, each of the obligations set forth herein shall be terminated, and no party shall have any further obligation to the other thereafter, other than with respect to any obligations that have accrued to the date of termination. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, U.S.A., without reference to the conflicts of laws principles that would apply the laws of another jurisdiction. In addition, the provisions of Article XI of the aforementioned Members Agreements are hereby incorporated mutatis mutandi. This Agreement may be modified or supplemented only by written agreement of the parties hereto.

                                          Signed:
                                          Dan River Inc.


                                          By:___________________________
                                          Name:_________________________
                                          Title:________________________

Acknowledged and agreed to:
Grupo Industrial Zaga, S.A. de C.V.

By:___________________________
      Mayer Zaga
      President

                CALCULATION OF THE ALLOCATION OF DAN RIVER (US)
                          CORPORATE & DIVISIONAL SG&A


      EXAMPLE 1                                   $ MILLIONS

     Danza Sales                                      65.0
     Zadar Sales                                      15.0
     Danza Operating Inc. (EBIT)                       5.0
     Dan River AF Sales                              140.0
     Dan River AF Divisional SG&A                     14.2
     Sample, layout, dye lab & color matching          2.6

     Danza Sales                   65           =     46.4% Allocable %
                                   --
     Dan River AF Sales           140

     Dan River AF Divisional SG&A                     14.2  MM
     Less Sample Layout etc.                           2.6  MM
                                                  -------------
     Actual Dan River Divisional SG&A                 11.6  MM

     (Allocable %)                                 X  46.4  %
                                                  -------------
                                                       5.38 MM
     Corp. SG&A                                    +   2.40 MM
                                                  --------------
                                                       7.78 MM
                                                        vs.
                                                      65.0  MM
     Danza Sales                                   X  10.0  %
                                                  --------------
                                                       6.5  MM

                                                      15.0  MM
     Zadar Sales                                   X   0.5  %
                                                  --------------
                                                       0.075MM

Dan River SG & A allocated to Danza and Zadar is $6.575 MM because $7.78 MM is greater than the sum of 10.0% of Danza sales and 0.5% of Zadar sales.

                CALCULATION OF THE ALLOCATION OF DAN RIVER (US)
                          CORPORATE & DIVISIONAL SG&A



                  EXAMPLE 2                        $ MILLIONS

     Danza Sales                                       150.0
     Zadar Sales                                        50.0
     Danza Operating Inc. (EBIT)                        14.5
     Dan River AF Sales                                250.0
     Dan River AF Divisional SG&A                       14.2
     Sample, layout expense                              2.6

     Danza Sales              150       =               60.0% Allocable %
                              ---
     Dan River AF Sales       250

     Dan River AF Divisional SG&A                       14.2  MM
     Less Sample Layout etc.                             2.6  MM
                                                   -------------
     Actual Dan River Divisional SG&A                   11.6  MM

     (Allocable %)                                 X    60.0  %
                                                   -------------
                                                         8.52 MM
     Corp. SG&A                                    +     2.40 MM
                                                   --------------
                                                        10.92 MM


         Total                                          10.92 MM


     10.92  SG&A =   7.28%  (less than 10.0% of Danza sales
     -----
      150   Danza Sales     and 0.5% of Zadar sales so full
                            so full amount allowed)

                                   EXHIBIT E
                                   ---------

                       DANZA TEXTIL, S. DE R.L. DE C.V.

                                   CHAPTER I

                     NAME, DOMICILE, PURPOSE AND DURATION

         FIRST.- The name of the Company is DANZA TEXTIL. This denomination shall always be followed by the words "SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE" or their abbreviation "S. DE R.L. DE C.V."

         SECOND.- The domicile of the Company is Tepeji del Rio de Ocampo, State of Hidalgo, Mexico, but the Company may establish agencies or branches elsewhere in Mexico and designate conventional domiciles for the execution of specific acts and contracts.

         THIRD.- The purposes of the Company are:

         (a) To develop, finance, build, own and operate a manufacturing plant at a location to be selected by the Board of Managers in Mexico primarily for the manufacture of woven fabrics for sale to apparel manufacturers and other sectors, including, without limitation, the manufacture of greige sheeting fabric.

         (b) To establish agencies or branches in Mexico.

         (c) To render technical, professional, administrative and consultant services related to the purpose, as well as to hire workers, technicians, distributors and administrative personnel.

         (d) To acquire, hold and dispose of, in any legal manner, all kinds of shares, capital interests or participations in other corporations or associations, whether of a civil or mercantile nature, consistent with these corporate purposes.

         (e) To acquire, own, lease, encumber and transfer in any legal manner such real or personal properties as may be required by or convenient for the corporate purpose.

         (f) To represent all kinds of companies and individuals within or outside of Mexico as agent, commission agent, representative or attorney-in-fact.

         (g) To lend and borrow money with or without mortgage or pledge security or in any other legal manner and to guarantee the obligations of third persons by means of bond, mortgage, pledge, or otherwise.

         (h) To sign and grant all kinds of credit instruments and other documents and contracts of indebtedness and to guarantee the payment thereof in any legal manner.

                                   Exhibit E

         (i) To acquire and dispose of in any legal manner such patents, patent rights, inventions, trade-marks, copyrights and trade names as may be required or convenient for attainment of the corporate purpose.

         (j) To render any and all services whether of a civil, administrative or mercantile nature relating to the corporate purpose.

         (k) Such other activities as are lawful and approved by an Extraordinary Resolution of the Members.

         (l) In general, to carry out and perform any and all business or activities relating to the corporate purpose.

         FOURTH.- The term of duration of the Company shall be undefined from the date of these by-laws.

                                   CHAPTER II

                          CAPITAL AND CAPITAL INTERESTS

         FIFTH.- The capital of the Company shall be variable. The Company shall have a minimum fixed capital of $3,000 (THREE THOUSAND PESOS 00/100). Each Member shall own one capital interest (parte social) ("Capital Interest"), which initially shall have the value set forth in the transitory clauses. All additional equity contributions in excess of the minimum fixed capital amount shall constitute the variable capital of the Company, which shall have an unlimited maximum and shall cause an increase in the Value of the Capital Interest of such contributing Member by the amount of equity so contributed. The Value of a Capital Interest shall always represent a multiple of one Peso.

         (a) Subject to the Equity Contribution Agreement signed by the Members, each Member shall be required, severally and not jointly, to make equity contributions to provide its pro rata portion of the funds necessary to fund the Company; provided that in no event shall any Member be required to make equity contributions in excess of US$25,000,000 (TWENTY FIVE MILLION DOLLARS 00/100). Each time that such equity contributions are to be made, they shall be made by all Members on the same day pro rata in accordance with their Ownership Percentages.

         (b) The Members shall authorize and cause the Company to increase the capital of the Company to correspond to the amounts required to be contributed from time to time in accordance with paragraph (a) above. The Company shall register in its books any increase in the Value of a Member's Capital Interest based on and corresponding to the amounts so contributed.

         (c) If one Member fails or refuses to provide funds as required by this Clause Fifth, and such failure or refusal continues for five Business Days after receipt by such Member of notice thereof from the other Member, the other Member may at its option provide such funds, and the Member providing such funds shall have the Value of its Capital Interest increased accordingly.

         (d) Upon any decision of the Members to increase the capitalization of the Company, except for increases pursuant to paragraphs (a), (b) and (c) above, each Member shall have the right to subscribe for such increase pro rata based on such Member's Ownership Percentage. If any Member fails to subscribe or pay for the pro rata portion to which it is entitled, the other Member may take up the unsubscribed or unpaid portion.

         The funding needs of the Company to be provided by the Members shall be denominated in Dollars, and the commitment of the Members to fund such needs shall be made in Dollars (the "Commitment Amounts"). Notwithstanding the foregoing, the amount of any equity contributions to the Company, and the subscriptions of the Members in respect thereof, shall be denominated and paid in Pesos (the "Subscriptions"), it being understood that foreign capital contributed by the Members shall be converted to Pesos at the prevailing rate of exchange published by the Banco de Mexico in the Official Daily Gazette (Diario Oficial). Equity capital thus paid to the Company shall then be converted to Dollars (the "Dollar Amounts"). To the extent that any Dollar Amount realized by the Company in connection with any Subscription shall be less than the relevant Commitment Amount, additional equity increases shall be made and the Members shall subscribe for such increases and effect payment in connection therewith until the Company shall have realized Dollar Amounts that are not less than the Commitment Amounts.

         SIXTH.- The Capital Interests which represent the capital shall be of free subscription and may be subscribed or acquired by Mexican or foreign individuals, companies or economic entities. The Capital Interests shall be represented by certificates, which shall not be negotiable instruments.

         The certificates shall be printed and cover one Capital Interest; they shall be numbered consecutively and shall bear the autograph signatures of the chairman and of the secretary of the Board of Managers. The certificates shall contain the name, nationality and domicile of the Member, all the information regarding the incorporation of the Company, the total capital and the capital contribution. In addition, Clauses Fifth, Sixth, Seventh and Thirty-fourth of these by-laws shall be transcribed on the certificates. Save in the case of legal issuance of more than one series for reasons of preferential rights of different participation in dividends or other reasons, Capital Interests will confer on their holders the same rights and impose the same obligations.

         SEVENTH.- The Company shall deem as owner of Capital Interests any person who is registered as such in the Capital Interest register to be kept by the Company.

         (a) Notwithstanding any other provision of these by-laws, a Transfer or Encumbrance of Capital Interests or an issuance of new Capital Interests of the Company may only be made in accordance with the provisions of these by-laws, the General Law of Commercial Companies and the Financing Agreements, and any other attempted Transfer, Encumbrance or issuance shall be void. It shall be a condition to the Transfer or issuance of Capital Interests to any Person under any provision hereof that such Person shall agree in writing (i) to be bound by the provisions of these by-laws and (ii) to assume all liabilities and obligations of the transferring Member (and Affiliates thereof) under or with respect to any agreement between or among any of the Members (or Affiliates thereof) in relation to the Project; and any Transfer or subscription in respect of which such conditions have not been satisfied shall be void.

         (b) No Member may Transfer or Encumber its Capital Interest or its Value in a Capital Interest unless (i) such Transfer is to an Affiliate of the transferor, (ii) such action is approved by the Board of Managers in accordance with Clause Twenty-third herein, or (iii) if such action is not so approved by the Board of Managers, such action is approved by an Extraordinary Resolution.

         (c) Any Transfer of a Capital Interest or of a Member's Value in a Capital Interest hereunder shall take effect as of the date of registration of such Transfer in the books of the Company, and the Company shall not register any Transfer that does not comply with this Clause Seventh, but the Members and the Board of Managers agree promptly to take and cause to be taken any action necessary under these by-laws and applicable law to effectuate and register any such Transfer that does so comply.

         (d) The certificates representing the Capital Interests shall all bear the following legend in English and in Spanish:

         "The transfer or encumbrance in any manner of the Capital Interest represented by this certificate are restricted by and subject to the provisions of the Estatutos of the Company, as well as a certain Members Agreement, dated January 5, 2000, copies of which may be reviewed at the Company's head office during business hours."

         EIGHTH.-

         (a) If a Member owning more than 50% of the capital of the Company or any of its Affiliates desires to Transfer its Capital Interest (the "Transferor") and such Transfer has been approved in accordance with the provisions of Clause Seventh, the Transferor must first offer to the other Member (the "Transferee"), in accordance with the terms of paragraph (b) below, the right to purchase from the Transferor a portion of the Transferor's Capital Interest in an amount sufficient to provide the Transferee with a 50%, but no more and no less than a 50%, Ownership Percentage in accordance with paragraph
(b) below; provided, however, that this preferential purchase right shall not apply if the Transferee's Ownership Percentage at the time of the Transfer is less than 37%.

         (b) Should a Member owning more than 50% of the capital of the Company or any of its Affiliates desire to Transfer its Capital Interest (the "Transferor") pursuant to an Offer from another Person (the "Potential Acquirer") and such Transfer is permitted pursuant to the provisions of Clause Seventh, the Transferor shall promptly give notice thereof (the "Transfer Notice") to the Company and the Transferee. The Transfer Notice shall include a copy of the Offer and shall set forth in reasonable detail all relevant information with respect to the proposed

Transfer, including the name and address of the Potential Acquirer, the cash purchase price (expressed in Dollars) per Peso contributed to the equity of the Company by the Transferor (the "Preferential Purchase Price"), the Capital Interests that are to be the subject of the Transfer (the "Subject Capital Interests"), and any other terms and conditions of the proposed Transfer. The Transferee shall have the preferential right to purchase from the Transferor a portion of the Transferor's Capital Interest in an amount sufficient to provide the Transferee with a 50% Ownership Percentage at the Preferential Purchase Price and on the same material terms and conditions set forth in the Transfer Notice. The Transferee shall have 20 Business Days following the giving of the Transfer Notice in which to notify the Transferor whether it desires to exercise its preferential right. A notice in which the Transferee exercises such right is referred to herein as an "Exercise Notice." The Exercise Notice shall be accompanied by an irrevocable letter of credit issued by a reputable financial institution in favor of the Transferor (or such other instrument or arrangement reasonably satisfactory to the Transferor) in the amount of the Preferential Purchase Price multiplied by the number of whole Pesos contributed to the equity of the Company by the Transferor times (y) the percentage amount equal to the positive difference between 50% and the Ownership Percentage of the Transferee immediately prior to the exercise of the preferential purchase, times (z) 10%, which letter of credit shall provide that in the event the Transferee fails for any reason (other than due to the fault of the Transferor or the failure, through no fault of the Transferor, to obtain any required consent of the Lenders) to complete the closing of the transaction within the time period set forth in paragraph (c) below, then the Transferor shall have the right (without limitation to any other remedy available), for a period of 10 Business Days after the expiration of such period, to draw on the letter of credit and to retain the proceeds thereof. If the Transferee does not duly exercise such right during the applicable period, it shall be deemed to have waived such right.

         (c) If the preferential right is exercised in accordance with paragraph
(b) above, the closing of such purchase shall occur at the head office of the Company on the first Business Day 120 days after the expiration of the preferential right period. At the closing, the Closing Actions shall occur.

         (d) If the Transferee does not deliver an Exercise Notice or if for any reason (other than due to the fault of the Transferor or the failure of the Lenders, other than the failure to grant any required consent, to take any action that prevented the preferential purchase transaction to close within the time period set forth in paragraph (c) above) the preferential purchase transaction does not close within the time period set forth in paragraph (c) above, the Transferor shall have the right, subject to compliance with the other provisions of these by-laws, to Transfer the Subject Capital Interests to the Potential Acquirer in accordance with the terms of the Transfer Notice for a period of 90 days after the expiration of the preferential right period. If, however, the Transferor fails to Transfer the Subject Capital Interests within such period, the proposed Transfer shall again become subject to the preferential right set forth in this Clause Eighth.

         NINTH.- The variable capital of the Company may be increased or reduced without need of amending these by-laws. The only formality required for said increase or reduction will be the approval by the Members in an Extraordinary Meeting other than with respect to contributions made pursuant to Clause Fifth (a), (b) and (c). Every increase or reduction of the capital of the Company shall be recorded in a Capital Interest register kept for such purpose by the Company.

         (a) Capital increases. In a capital increase the Members shall have the preferential right to subscribe in accordance with Clause Fifth. No capital increase may be declared until the previous increase has been fully paid for.

         (b) Capital reductions. Reductions of the capital of the Company shall be carried out by reimbursement to the Members.

         The Members shall have the right to withdraw all or any part of their contributions, and obtain reimbursement, in accordance with Articles 220 and 221 of the General Law of Commercial Companies, provided they so notify the Company five years in advance, unless the Members agree to a shorter notice. Reimbursement shall be made in proportion to the net worth of the Company in accordance with the last approved balance sheet.

                                   CHAPTER III

                                MEMBERS MEETINGS

         TENTH.- The Members Meeting is the supreme authority of the Company. Subject to the terms of the by-laws, the Members Meeting may adopt all kinds of resolutions and appoint and remove any officer. Its resolutions shall be enforced by the Board of Managers or the person or persons expressly designated therefore by the Members.

         Every Member as such submits and is subject to the stipulations of these by-laws and the resolutions duly adopted by the Members in a Members Meeting or by the Board of Managers.

         The resolutions of the Members shall be binding even on absentees or dissenters except for the right of opposition provided in the General Law of Commercial Companies.

         The Members Meeting may be ordinary (an "Ordinary Members Meeting") or extraordinary (an "Extraordinary Members Meeting"), depending on the matters to be discussed at each meeting. Members Meetings shall be held at the corporate domicile of the Company and Members may attend such meetings by telephone or videoconference. According to the General Law of Commercial Companies, resolutions may be adopted outside of Members Meetings by unanimous written consent of all of the Members. An Ordinary Members Meeting shall be held at least once a year within the four (4) months following the closing of each fiscal period. Ordinary Members Meetings may be those called to discuss any of the matters that are not expressly reserved by these by-laws to the Extraordinary Members Meeting. The matters reserved for Extraordinary Members Meetings are any matters that are identified as Extraordinary Resolutions pursuant to Clause Fifteenth below.

         ELEVENTH.- A Members Meeting shall be called by any Member, the Board of Managers or any other Person authorized under applicable law. Notice of a Members Meeting shall be provided in writing by the Company or other applicable Person to each Member at least 15 Business Days prior to such Members Meeting, unless a longer period is required by applicable law or unless such requirement is waived by all Members, and any Member that attends a Members Meeting shall be deemed to have waived any requirement for notice thereof. The notice shall be published in a newspaper of wide circulation in the Company's domicile and by means of a notice sent by fax and confirmed by air mail confirmed receipt or courier addressed to each Member at his domicile or to the place that he may have designated for such purpose. The notice shall set forth the hour, date and place of the Meeting and the agenda, and shall be signed by the person issuing the notice. The notice shall include any matter submitted to the Company by any Member at least three Business Days prior to the sending of the notice for such Members Meeting. Unless approved by all Members of the Company, no matter may be considered at a Members Meeting unless such matter was set forth in the notice for such Members Meeting.

         No notice shall be required in the case that a duly convened Members Meeting is to be continued, provided that when the Members Meeting was postponed, the date and hour for its continuation were determined.

         TWELFTH.- The chairman of the Board of Managers shall act as the chairman of the Members Meeting, and the secretary of the Company shall serve as secretary of the Members Meeting. In the event that either the chairman of the Board of Managers or the secretary of the Company are unavailable to so act, then the chairman and the secretary shall be elected by the Members (or their representatives) by a majority vote of the total votes of the Members represented at the relevant meeting. In all instances, the vote collector shall be elected from among the Members (or their representatives) by a majority vote of the total votes of the Members represented at the relevant meeting. Unless otherwise required by applicable law, each Members Meeting shall be conducted in English, and the minutes of each Members Meeting shall be prepared in English and Spanish promptly after each meeting, shall be circulated to all Members before finalization and shall be kept in the minute books of the Company.

         THIRTEENTH.- Unless a higher number is required by applicable law, a quorum for any Members Meeting shall consist of Members present or represented by proxy holding more than 75% of the total votes of the Members, provided that the presence of a quorum shall not modify or lessen the affirmative vote required by Clauses Fourteenth and Fifteenth; and provided, further, that a quorum for a Members Meeting that is held with notice at least five Business Days following the date that a Members Meeting was properly called pursuant to Clause Eleventh but was not held due to the failure of a quorum shall consist of Members present or represented by proxy holding any number of the total votes of the Members.

         Each Member shall have one vote for each one Peso contributed by the Member and its predecessors to the equity of the Company. Votes shall be cast by written ballot. Members may be represented at Members Meetings by proxies, the holders of which need not be Members. Proxy holders that are Members shall be entitled to vote based on the number of votes of the Members they represent separately, in addition to voting based on their own number of votes. Proxies shall be issued in accordance with the General Law of Commercial Companies.

Resolutions may be approved by the Members without a meeting if the resolution is submitted in writing to each Member and each such Member consents in writing to such resolution.

         FOURTEENTH.- Resolutions, actions and decisions of the Members shall be adopted, taken or made at an Ordinary Members Meeting by the affirmative vote of Members (or their representatives) representing more than 50% of the total votes of the Members ("Ordinary Resolutions").

         FIFTEENTH.- Resolutions, actions and decisions of the Members shall be adopted, taken or made at an Extraordinary Members Meeting by the affirmative vote of Members (or their representatives) representing 75% or more of the total votes of the Members with respect to the following matters ("Extraordinary Resolutions"), unless such matters shall have been approved by the Board of Managers or are required by law to be approved of by the Members:

         (a) Any merger, consolidation or similar amalgamation of the Company, or the Transfer during any fiscal year, exceeding an aggregate of more than 20% of the Fair Market Value of the Company's total assets;

         (b)   The appointment or removal of auditors;

         (c) Any proposal for additional contributions of capital, other than with respect to the contributions made pursuant to Clause Fifth (a), (b) and
(c);

         (d) Any proposals for the Company to accept contributions of or conversions of debt-to- capital from third parties in exchange for Capital Interests;

         (e) Any proposals by a Member to Transfer all of its Capital Interests or a portion of the Value of its Capital Interest other than as permitted by these by-laws;

         (f)   The dissolution of the Company;

         (g) Any acquisitions or capital expenditures during any fiscal year exceeding an aggregate of more than 20% of the Fair Market Value of the Company's total assets;

         (h)   The amendment of these by-laws;

         (i) Entering into a transaction or series of transactions with any Affiliate (or any Person in which a Member or its Affiliate has a 10% or greater equity interest), member of the Board of Managers, officer, or executive of the Company or a Member (or any individual who is a member of the immediate family of such manager, officer or executive) that in the aggregate will have a value during any fiscal year in excess of US$100,000 (ONE HUNDRED THOUSAND DOLLARS 00/100);

         (j) Incurring additional indebtedness if the ratio of debt to total capitalization of the Company would exceed 60% after giving effect to such borrowing;

         (k) Borrowing for the purpose of accomplishing any matter listed in this Clause; and

         (l) Making payments of liquidating or partially liquidating dividends.

         SIXTEENTH.- If (a) at any time any Member desires to adopt one or more Extraordinary Resolutions, but approval of the other Member for the passing of such Extraordinary Resolutions cannot be obtained in accordance with Clause Fifteenth and (b) such situation continues without resolution for at least 90 days (during which period the Members shall conduct good faith negotiations and discussions, which shall include, without limitation, a requirement of a face to face meeting of the chief executive officers of the respective Member's Ultimate Parents), then any Member (the "Triggering Member") may, at any time thereafter while such situation continues without resolution, send a notice (the "Buy-Sell Notice") to the other Member (the "Receiving Member"). The Buy-Sell Notice shall constitute an offer by the Triggering Member either (i) to sell the Capital Interest of the Triggering Member or (ii) to purchase the Capital Interest of the Receiving Member, in either case for a cash price in Dollars equal to the price per one Peso contributed to the equity of the Company (the "Capital Interest Price") set forth in the Buy-Sell Notice. The Buy-Sell Notice shall be accompanied by an irrevocable letter of credit issued by a reputable financial institution in favor of the Receiving Member in the amount of 10% of the Capital Interest Price multiplied by the number of whole Pesos contributed to the equity of the Company by the Receiving Member, which letter of credit shall provide that in the event the Receiving Member elects to sell its Capital Interest and the Triggering Member for any reason (other than due to the fault of the Receiving Member or the failure, through no fault of the Receiving Member, to obtain the consent, if required, of the Lenders) fails to complete the closing of the transaction within the time period set forth in Clause Eighteenth, then the Receiving Member shall have the right (without limitation to any other remedy available), for a period of 10 Business Days after the expiration of such period, to draw on the letter of credit and retain the proceeds thereof.

         SEVENTEENTH.- Not later than 30 days after the giving of the Buy-Sell Notice to the Receiving Member, the Receiving Member shall notify (the "Response Notice") the other Member whether such Receiving Member elects (a) to sell or
(b) to purchase, in either case at the Capital Interest Price. Failure to give the Response Notice within such 30-day period shall be deemed to be an election to sell by the Receiving Member. If the Receiving Member elects to purchase, the Receiving Member shall be required to purchase all of the Capital Interest of the Triggering Member and shall include with its Response Notice the original letter of credit it received from the Triggering Member and a letter of credit in favor of the Triggering Member substantially as described in Clause Sixteenth above (except that the amount of the letter of credit shall be measured by reference to the Triggering Member's equity contributions). If the Receiving Member does not elect to purchase, the Receiving Member shall sell its Capital Interest to the Triggering Member. In each case, the sale or purchase of the Capital Interest shall be at the Capital Interest Price multiplied by the number of whole Pesos contributed to the equity of the Company by the Member who is selling its Capital Interest.

         EIGHTEENTH.- The closing of the sale and purchase in accordance with Clauses Sixteenth and Seventeenth shall be consummated no later than the first Business Day after 90 days after the giving of the Response Notice or the deemed election (pursuant to Clause Seventeenth) to sell. Such closing shall occur at the head office of the Company unless otherwise agreed, and at the closing, the Closing Actions shall occur. Any tax withholding obligations with respect to the Transfers of the Capital Interests imposed by the laws of Mexico shall be complied with.

                                  CHAPTER IV

                                ADMINISTRATION

         NINETEENTH.- The Company shall be governed by a Board of Managers consisting of six managers. The managers shall not be required to be nationals of Mexico. Any Member shall be entitled to designate three persons to the Board of Managers, and to the extent permitted by applicable law, shall have the right to cause such managers to be removed. The appointment of the chairman and the secretary of the Board of Managers will alternate annually between the managers appointed by each Member.

         The managers may but need not be Members of the Company.

         The chairman of the Board of Managers shall not have the deciding vote in case of a tie in the voting of the Board.

         The chairman and the secretary of the Board shall have exclusively those powers conferred upon them by these by-laws.

         TWENTIETH.- Each Member entitled to nominate a manager pursuant to Clause Nineteenth shall be entitled to designate an alternate manager for each of its nominees (an "Alternate Manager"). Each Alternate Manager shall be entitled to receive notice of all meetings of the Board of Managers and to attend and vote at any such meeting at which the manager for whom he is the Alternate Manager is not personally present, and generally to perform all functions of the manager for whom he is the alternate as a manager in his absence. An Alternate Manager shall cease to be an Alternate Manager if the manager for whom he is the alternate ceases to be a manager; provided, however, that if a manager retires and is immediately reappointed, any appointment of an Alternate Manager for such manager that was in force immediately prior to his retirement shall continue after his reappointment. An Alternate Manager shall be deemed for all purposes a manager and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the manager for whom he is the alternate.

         TWENTY-FIRST.- The managers shall be elected for a term of office of one year. A manager whose term of office expires may be reelected. Any vacancy occurring in the managership of the Board of Managers shall be filled by the Member that nominated the manager whose departure created such vacancy.

         TWENTY-SECOND.- The Board of Managers shall meet at least quarterly ("Regular Meetings"), and additional meetings may be convened by notice of the chairman or by any manager at any time ("Special Meetings"). Regular Meetings shall be held at the Company's head office or at such other location as may be agreed by the Board of Managers. Unless otherwise agreed upon by the Board of Managers, Special Meetings shall be held on an alternating basis at the Company's head office and in Danville, Virginia, U.S.A. Managers shall receive not less than ten Business Days' written notice of any meeting, with such written notice also provided to each Member. Managers may, by unanimous written consent, waive the notice requirement for meetings, and any manager that attends a meeting of the Board of Managers shall be deemed to have waived any requirement for notice thereof. The agenda of each meeting shall be included in the notice for such meeting and shall be established in accordance with the requirements of the General Law of Commercial Companies and these by-laws, but shall include any matter submitted to the Company by any manager at least three Business Days prior to the sending of the notice for such meeting. Managers may attend meetings of the Board of Managers by telephone.

         TWENTY-THIRD.- A quorum for meetings of the Board of Managers shall require the presence of at least four managers. All decisions of the Board of Managers shall be taken by the affirmative vote of at least four managers. The chairman of the Board of Managers shall not be entitled to any vote in addition to his vote as a manager. In the event of a deadlock among the managers, the matters shall be decided by vote of the Members as set forth in Chapter III. The proceedings of meetings of the Board of Managers will be in English. Unless otherwise required by applicable law, the official minutes of meetings and resolutions taken therein shall be kept in English and Spanish, shall be circulated to all managers before finalization and shall be kept in the minute books of the Company. If permitted by applicable law, decisions may be taken by the Board of Managers without a meeting if a proposal for action is submitted in writing to each of the managers and each such manager consents in writing to such action.

         TWENTY-FOURTH.-. Except as otherwise expressly provided by applicable law or these by-laws, the Board of Managers shall, consistent with any resolution of the Members Meeting, administer the business and property of the Company and manage the affairs of the Company and shall have full authority to do so, provided that its resolutions and acts are consistent with the General Law of Commercial Companies and these by-laws. Subject to the foregoing, the functions and powers of the Board of Managers shall include, but not be limited to:

         (a)   The appointment or removal of the general manager of the Project;

         (b)   The approval of the Annual Business Plan;

         (c)   The approval of the annual audited financial statements;

         (d) The approval of any acquisition or Transfer of assets or capital expenditures having a value in excess of US$2,000,000 (TWO MILLION DOLLARS 00/100);

         (e) The approval of any loans or the issuance of any credits in the ordinary course of business in excess of US$1,000,000 (ONE MILLION DOLLARS 00/100) in the aggregate to any one Person or its Affiliates;

         (f) Any material amendment or modification of any Project Contract or Financing Agreement;

         (g) Any declaration by the Company of a default under, any exercise by the Company of remediesunder, or any termination or cancellation by the Company of, any Project Contract or Financing Agreement;

         (h) General power of attorney for lawsuits and collections, in the terms of the first paragraph of Article 2554 of the Civil Code for the Federal District, with all general and such special powers as are mentioned in Article 2587 of said Code, including but not limited to the following:

         To exercise all types of rights and actions before any and all authorities and boards of conciliation and arbitration; to submit to any jurisdiction; to desist from injunction (amparo) proceedings; to file charges and complaints as aggrieved party and assist the District Attorney; and to sign such documents as may be required in the exercise of this power of attorney;

         (i) General power of attorney for acts of administration, in the terms of the second paragraph of said Article 2554, with powers to carry out all operations inherent in the corporate purpose;

         (j) General power of attorney for acts of dominion, in the terms of the third paragraph of said Article 2554;

         (k)   Power to grant and sign credit instruments in accordance with
Article 9 of the General Law of Credit Instruments and Operations;

         (l) Power to carry out and enforce the resolutions adopted in Members Meetings;

         (m) Power to revoke and confer general and special powers of attorney within the scope of the aforementioned powers; and

         (n) The performance of any other acts necessary or appropriate for a Board of Managers under these by-laws or the General Law of Commercial Companies.

         TWENTY-FIFTH.- To guarantee the faithful discharge of their duties, the managers shall give the guaranty determined by the Ordinary Members Meeting which appointed them, and it may consist of a cash deposit or bond.

         TWENTY-SIXTH.- The Board of Managers shall appoint the general manager of the Company, who shall be the chief executive officers of the Company and responsible for the day-to-day management and conduct of the operations of the Company in accordance with powers granted by the Members Meeting and the Board of Managers from time to time. The Board of Managers shall appoint a deputy general manager. The general manager shall report to the Board of Managers. The duration of the terms of the general manager, the deputy general manager and other officers having authority to sign and execute documents on behalf of the Company shall not be limited to the term of the managers.

                                    CHAPTER V

                 FISCAL YEAR, BALANCE SHEET, PROFITS AND LOSSES

         TWENTY-SEVENTH.- The fiscal year of the Company shall be a calendar year.

         TWENTY-EIGHTH.- A balance sheet shall be prepared within three months following the close of the fiscal year and kept in the principal offices of the Company, available to the Company Members and officers, together with its supporting documents, one month before the respective Ordinary Members Meeting is held.

         TWENTY-NINTH.- The profits obtained in each fiscal year shall be applied as follows:

         (a) First the amount agreed upon by the Ordinary Members Meeting will be set aside for the establishment or reconstitution, as the case may be, of the legal reserve fund, an amount that at minimum will be 5% of the net profit, until an amount equal to one fifth of the capital is accumulated.

         (b) Such sum as may be determined by the Members shall be set aside for creating or increasing reinvestment, contingency or such special reserves as may be deemed advisable;

         (c) Such sum as may be determined by the Members shall be distributed to the Members in proportion to the Value of their Capital Interests;

         (d) The remainder, if any, shall be passed to the undistributed profits account.

         THIRTY.- The Members shall be liable for the Company losses but their liability shall be limited to payment of the unpaid portion of their Capital Interests; hence, the owners of fully-paid Capital Interests shall have no liability whatsoever.

                                   CHAPTER VI

                           DISSOLUTION AND LIQUIDATION

         THIRTY-FIRST.- The Company shall be dissolved:

         (a) If continued execution of the corporate purposes shall become impossible;

         (b) By resolution of the Members adopted in accordance with these by-laws and the General Law of Commercial Companies; or

         (c) In case of loss of two-thirds of the corporate capital unless the Members restore or reduce same.

         THIRTY-SECOND.-

         (a) Upon dissolution, the Company shall be placed in liquidation which shall be entrusted to one or more receivers, as determined by the Members in an Extraordinary Meeting.

         (b) The Board of Managers shall continue in the discharge of their duties until the appointment of the receivers shall have been recorded in the Public Registry of Commerce and the receivers shall have taken office.

         (c) The liquidation shall be conducted as prescribed in the General Law of Commercial Companies but the Members, upon determining to liquidate, shall establish the rules which, in addition to the provisions of the General Law of Commercial Companies and these by-laws, shall govern all action taken by the receivers.

         (d) The Extraordinary Members Meeting wherein the final balance sheet is approved must be presided over by one of the receivers. The receivers shall have the authority vested in the Board of Managers and the duties and obligations granted to the receivers by the General Law of Commercial Companies.

                                   CHAPTER VII

                               GENERAL PROVISIONS

         THIRTY-THIRD.- The founding Members do not reserve to themselves any special participation in the Company profits.

         THIRTY-FOURTH..- Any foreigner who upon incorporation or at any time thereafter acquires an interest or participation in the Company and/or the property rights, concessions, participations or interests owned by such companies or the rights and obligations derived from the agreements to which such companies are parties with Mexican authorities, shall be considered ipso facto as a Mexican citizen with respect to such interest, participation, concession, right, obligation and agreement and it shall be understood that he agrees not to seek the protection of his government under penalty, in case of breaching said agreement, of forfeiting such interest or participation to the Mexican Nation.

         THIRTY-FIFTH.- In all matters not specifically provided for herein, the provisions of the General Law of Commercial Companies shall govern.

         THIRTY-SIXTH.- No Claim (as defined below) shall be submitted to arbitration until 60 days have passed (without mutual agreement having been reached) following the first written notice from a Disputing Party to the other Disputing Party that sets forth the subject matter of the Claim and that states that it is being given pursuant to this Clause. Each Disputing Party shall, if requested by another Disputing Party, select and appoint a senior executive (not concerned with the day-to-day performance of the appointor's obligations under these by-laws) to serve on a panel seeking to reach mutual agreement with respect to the applicable Claim. Each such appointment shall be made by the giving of notice by the appointor to the other Disputing Parties within ten Business Days of the request for the appointment. The appointees shall meet and shall endeavor to reach such mutual agreement as soon as practicable.

         THIRTY-SEVENTH.- Any and all disputes, including claims, counterclaims, demands, causes of action, controversies, and other matters in question arising out of or relating to these by-laws, or the alleged breach hereof, or in any way relating to the subject matter of these by-laws or the relationship between the parties created by these by-laws (all of which are referred to herein as "Claims") between the Members (each a "Disputing Party") that are not resolved during the 60 day period provided in Clause Thirty-sixth shall be resolved by binding arbitration.

         THIRTY-EIGHTH.- If no such mutual agreement has been reached within such 60 day period, then any Disputing Party may refer the claim to arbitration under the following provisions:

         (a) To refer a claim to arbitration, a Disputing Party must submit its Request for Arbitration to the ICC and the other Disputing Parties in accordance with the ICC Rules.

         (b) The Disputing Parties shall endeavor to agree promptly on a panel of three arbitrators. One (1) arbitrator shall be nominated by each Disputing Party in accordance with ICC Rules, and the third arbitrator shall be nominated by the two (2) ICC-confirmed party-nominated arbitrators or, failing agreement, shall be appointed by the ICC in accordance with ICC Rules. Each Disputing Party shall be permitted to nominate an arbitrator that is of the same nationality as the Disputing Party making the nomination.

         THIRTY-NINTH.- The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including, but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this agreement to arbitrate, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this agreement to arbitrate, the receipt of evidence, and the like) shall be decided in accordance with the ICC Rules. However, the arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances, regardless of whether such damages may be available under applicable law; in addition, the arbitrators shall have no authority to amend, modify, supplement or otherwise change any of the terms of these by-laws. The Award shall fix the costs of the arbitration and decide which of the Disputing Parties shall bear them or in what proportion they shall be borne by the Disputing Parties; provided that each Disputing Party shall bear its own attorneys' fees, and the arbitrators shall have no authority to award attorneys' fees.

         FOURTIETH.- The arbitration proceeding shall be conducted in New York, New York USA. The arbitration shall be conducted by the arbitrators as expeditiously as possible. The arbitration proceedings and the award or decision (the "Award") of the arbitrators shall be in English. The arbitration shall be conducted under the ICC Rules. The Award shall be payable in cash in Dollars.

         The arbitrators' Award shall, as between the Disputing Parties and those in privity with them, be final and entitled to all of the protections and benefits of a final judgment, e.g., res judicata (claim preclusion) and collateral estoppel (issue preclusion), as to all Claims, including compulsory counterclaims, that were or could have been presented to the arbitrators. The arbitrators' Award shall not be reviewable by or appealable to any court; provided, however, the Award may be corrected or interpreted pursuant to the ICC Rules.

         It is the intent of the parties that the arbitration proceeding shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators' decisions to the courts. However, if a Disputing Party refuses to honor its obligations under this agreement to arbitrate, any other Disputing Party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the Disputing Parties; the order compelling arbitration shall require that the arbitration proceedings take place in New York, New York, USA as specified above. The Disputing Parties may apply to any court having jurisdiction for orders requiring witnesses to obey subpoenas issued by the arbitrators. Moreover, any and all of the arbitrators' orders and decisions may be enforced if necessary by any court having jurisdiction. The arbitrators' Award may be confirmed in, and judgment upon the Award entered by, any court having jurisdiction. FOR PURPOSES OF COMPELLING A MEMBER TO HONOR ITS OBLIGATION TO ARBITRATE, EACH OF THE MEMBERS IRREVOCABLY CONSENTS AND SUBMITS UNCONDITIONALLY TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, USA AND IRREVOCABLY WAIVES ANY PRESENT OR FUTURE OBJECTION TO SUCH VENUE FOR SUCH PURPOSES.

         To the fullest extent permitted by applicable law, the arbitration proceeding and the arbitrators' Award shall be maintained in confidence by the Disputing Parties. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitrators' Award.

         A Disputing Party's breach of these by-laws shall not affect this agreement to arbitrate. Moreover, the parties' obligations under this arbitration provision are enforceable even after these by-laws have terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Disputing Parties' obligation to submit their Claims to binding arbitration or the other provisions of this agreement to arbitrate.

         FOURTY-FIRST.- For purposes of these by-laws:

         "Affiliate" means, with respect to any Person, any other Person that
(a) owns or controls the first Person, (b) is owned or controlled by the first Person, or (c) is under common ownership or control with the first Person, where "own" means ownership of 50% or more of the equity interests or rights to distributions on account of equity of the Person and "control" means the power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that the Company shall not be considered to be an Affiliate of a Member or of an Affiliate of a Member.

         "Alternate Manager" has the meaning given that term in Clause
Twentieth.

         "Award" has the meaning given that term in Clause Fourtieth.

         "Board of Managers" means the Board of Managers (consejo de gerentes) of the Company.

         "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York USA, or Mexico City, Mexico are authorized or required by law to be closed.

         "Buy-Sell Notice" has the meaning given that term in Clause Sixteenth.

         "Capital Interest" has the meaning given that term in Clause Fifth.

         "Capital Interest Price" has the meaning given that term in Clause Sixteenth.

         "Claims" has the meaning given that term in Clause Thirty-seventh.

         "Closing Actions" means (a) the taking by the applicable selling Members of all necessary or appropriate actions to Transfer the applicable Capital Interests to the applicable purchasing Members, with such selling Members warranting against all Encumbrances against such Capital Interests, except for these by-laws and the Encumbrances provided for in Clause Seventh
(b), and (b) the payment by such purchasing Members to such selling Members of the applicable purchase price in Dollars in immediately available funds.

         "Commitment Amounts" has the meaning given that term in Clause Fifth.

         "Company" means the limited liability company (sociedad de responsabilidad limitada de capital variable) formed by the Members.

         "Disputing Party" has the meaning given that term in Clause Thirty-seventh.

         "Dollars" means freely transferable lawful money of the United States of America.

         "Dollar Amounts" has the meaning given that term in Clause Fifth.

         "Equity Contribution Agreement" means the agreement signed by the Members on January 5, 2000.

         "Encumbrance" means a security interest, charge, lien, pledge, mortgage or similar encumbrance.

         "Exercise Notice" has the meaning given that term in Clause Eighth.

         "Extraordinary Resolutions" has the meaning given that term in Clause Fifteenth.

         "Extraordinary Members Meeting" has the meaning given that term in Clause Tenth.

         "Fair Market Value" means the value that would be obtained in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, determined by mutual agreement.

         "Financing Agreement" means any of:

         (a) the Company's agreements with Persons (other than the Members and their Affiliates) for the making available to the Company of loans, credit facilities, or other funds (other than by way of equity or quasi-equity participation); and

         (b) the security documents, direct agreements, and other ancillary undertakings in favor of Lenders required pursuant to the agreements referred to in clause (a) above.

         "General Law of Commercial Companies" means the Ley General de Sociedades Mercantiles.

         "ICC" means the International Chamber of Commerce.

         "ICC Rules" means the Rules of Arbitration of the International Chamber of Commerce.

         "Lenders" means the Persons providing loans or credit under the Financing Agreements.

         "Member" means any registered owner of a Capital Interest.

         "Members Meeting" means any meeting of Members of the Company, conducted pursuant to these by-laws, and the General Law of Commercial Companies, including any Ordinary Members Meeting and Extraordinary Members Meeting.

         "Mexico" means the United Mexican States.

         "Offer" means a bona fide written offer.

         "Ordinary Resolutions" has the meaning given that term in Clause Fourteenth.

         "Ordinary Members Meeting" has the meaning given that term in Clause Tenth.

         "Ownership Percentage" of any Member means at the time in question the ratio (expressed as a percentage) that the Value of a Capital Interest then owned by such Member bears to the aggregate amount of all equity contributions made by the Members.

         "Person" means any natural person, corporation, company, partnership (general or limited), limited liability company, business trust, or other entity or association.

         "Pesos" means freely transferable lawful money of Mexico.

         "Potential Acquirer" has the meaning given that term in Clause Eighth.

         "Preferential Purchase Price" has the meaning given that term in Clause Eighth.

         "Project" means the construction and operation of a manufacturing plant at a location to be selected by the Board of Managers in Mexico primarily for the manufacture of woven fabrics for sale to apparel manufacturers and other sectors, including, without limitation, the manufacture of greige sheeting fabric, and the development, financing, construction, ownership, maintenance, and operation of such facility by or on behalf of the Company.

         "Project Contract" means any of the following agreements to which the Company will be a party:

         (a)  the Marketing Agreement;

         (b)  the Agency Agreement;

         (c)  the Letter Agreements;

         (d) the agreement or agreements under which the Company will acquire title to the sites for the Project or will be granted leasehold title to those sites; and

         (e)  any other agreement material to the completion of the Project.

         "Receiving Members" has the meaning given that term in Clause
Sixteenth.

         "Regular Meetings" has the meaning given that term in Clause Twenty-second.

         "Request for Arbitration" has the meaning given that term in Clause Thirty-eighth.

         "Response Notice" has the meaning given that term in Clause
Seventeenth.

         "Special Meetings" has the meaning given that term in Clause Twenty-second.

         "Subscriptions" has the meaning given that term in Clause Fifth.

         "Subject Capital Interests" has the meaning given that term in Clause Eighth.

         "Transfer" means to sell, transfer, assign, or otherwise dispose of, or the act of doing any of the foregoing, but not the act of granting or imposing an Encumbrance.

         "Transferee" has the meaning given that term in Clause Eighth.

         "Transferor" has the meaning given that term in Clause Eighth.

         "Transfer Notice" has the meaning given that term in Clause Eighth.

         "Triggering Member" has the meaning given that term in Clause
Sixteenth.

         "Ultimate Parent" means the Affiliate of the applicable Member that controls, directly or indirectly, such Member and all of such Member's other Affiliates.

         "United States" or "US" means the United States of America.

         "Value of a Capital Interest" means the aggregate amount of equity contributions expressed in multiples of one Peso made by a Member and its predecessors to the Company.

                               TRANSITORY CLAUSES

FIRST. The issuers subscribe to and pay for in cash the total value of the minimum fixed capital of the Company of $3,000.00 (THREE THOUSAND PESOS 00/100), which amount shall be allocated in the following way and proportion:

-----------------------------------------------------------------------------
Member                          Value          Capital Interest     Votes
-----------------------------------------------------------------------------
Dan River International Ltd.    $1,501.00      1                    1,501
-----------------------------------------------------------------------------
Grupo Industrial Zaga, S.A.
de C.V.                         $1,499.00      2                    1,499
-----------------------------------------------------------------------------

SECOND. The issuers, pursuant to the meeting for the execution of these by-laws that is the first Ordinary Members Meeting of the Company, adopt the following by unanimous vote:

                                   RESOLUTION

FIRST.   It is agreed to that the Company shall be managed by a Board of
Managers, which shall be comprised of the of the following individuals:

On behalf of Grupo Industrial Zaga, S.A. de C.V.

Managers                                     Alternates
--------                                     ----------
Marcos Zaga Galante                          Rafael Zaga Kalach
Mayer Zaga Galante                           Salomon Zaga Kalach
Jacobo Saadia Zaga                           Moises Saadia Zaga

On behalf of Dan River International Ltd.

Managers                                     Alternates
--------                                     ----------
Joseph L. Lanier, Jr.                        Richard L. Williams
Barry F. Shea                                G. Rodney Reynolds
James E. Martin                              Greg R. Boozer

                                    EXHIBIT F

-------------------------------------------------------------------------------
            MEMBER                AMOUNT OF CAPITAL          OWNERSHIP
                                    CONTRIBUTION            PERCENTAGE
-------------------------------------------------------------------------------
Zaga                                   1,499                   49.9%
-------------------------------------------------------------------------------
DRI                                    1,501                   50.1%
-------------------------------------------------------------------------------

                                   Exhibit F

                                    EXHIBIT G


                                                    Chain of
            Member                              Equity Ownership
            ------                              ----------------
   Dan River International Ltd.                 100 % owned by Dan River Inc., a
                                                publicly held company organized
                                                under the laws of the State of
                                                Georgia, U.S.A.

                                    Exhibit G
                                     Page 1